UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ENTERCOM COMMUNICATIONS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ENTERCOM COMMUNICATIONS CORP.

401 E. City Avenue, Suite 809

Bala Cynwyd, Pennsylvania 19004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Entercom Communications Corp. (the “Company”) will be held at 401 E. City Avenue, Suite 814, Bala Cynwyd PA 19004 on Monday, May 5, 2014 at 8:30 a.m. (the “Annual Meeting”), for the following purposes:

1.	To elect two Class A Directors each for a one year term expiring at the 2015 Annual Meeting or until their successors are duly elected and qualified;

2.	To elect four Directors, in addition to Class A Directors, each for a one year term expiring at the 2015 Annual Meeting or until their successors are duly elected and qualified;

3.	To consider the approval of an amendment and restatement of the Entercom Equity Compensation Plan;

4.	To conduct an advisory vote on executive compensation;

5.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014; and

6.	To transact such other business as may properly come before the Annual Meeting and/or any adjournments thereof.

If you were a shareholder of record of our Class A Common Stock, par value $0.01 per share, or Class B Common Stock, par value $0.01 per share, at the close of business on March 5, 2014, you may vote at the Annual Meeting.

In the event a quorum is not present at the Annual Meeting and such meeting is adjourned to a later date at least fifteen days after the initial date of the Annual Meeting, then those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matters to be considered.

By Order of the Board of Directors,

Andrew P., Sutor, IV
Secretary

Bala Cynwyd, Pennsylvania

March 25, 2014

ENTERCOM COMMUNICATIONS CORP.

401 E. City Avenue, Suite 809

Bala Cynwyd, Pennsylvania 19004

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 5, 2014

The Annual Meeting of Shareholders of Entercom Communications Corp. will be held at 401 E. City Avenue, Suite 814, Bala Cynwyd PA 19004 on Monday, May 5, 2014 at 8:30 a.m.

ABOUT THIS PROXY STATEMENT

Our Board of Directors has sent you this proxy statement to solicit your vote at the 2014 Annual Meeting of Shareholders, including any adjournment or postponement thereof (the “Annual Meeting”). We will pay all expenses incurred in connection with this proxy solicitation. In addition to mailing this proxy statement to you, we have hired Phoenix Advisory Partners, a division of American Stock Transfer & Trust Company, LLC, to be our proxy solicitation agent for a fee of approximately $6,500 plus expenses. We also may make solicitations by telephone, facsimile or other forms of communication. Brokers, banks and other nominees who hold our stock for other beneficial owners will be reimbursed by us for their expenses related to forwarding our proxy materials to the beneficial owners.

In this proxy statement we summarize information that we are required to provide to you under the Securities and Exchange Commission rules. This proxy statement is designed to assist you in voting your shares. The proxy materials are first being mailed on or about March 25, 2014 to all shareholders of record of our Class A and Class B Common Stock, par value $0.01 per share, at the close of business as of March 5, 2014. Unless the context requires otherwise, all references in this proxy statement to Entercom Communications Corp., “Entercom,” “we,” “us,” “our” and similar terms, refer to Entercom Communications Corp. and its consolidated subsidiaries.

INTERNET AVAILABILITY OF PROXY MATERIAL

Important Notice Regarding The Availability Of Proxy Materials For The Shareholder Meeting To Be Held on May 5, 2014. The Proxy Statement and Annual Report are available at www.entercom.com/investors. Select “Proxy Material.”

PROPOSALS

At the Annual Meeting, our shareholders will be asked to vote upon the following Proposals:

•	Proposal 1: Election of Class A Directors. Our Board of Directors has nominated the following two persons to stand for election as Class A Directors with one year terms expiring at the 2015 Annual Meeting or until their successors are duly elected and qualified: David J. Berkman and Joel Hollander.

•	Proposal 2: Election of Directors Other Than Class A Directors. Our Board of Directors has nominated the following four persons to stand for election as Directors with one year terms expiring at the 2015 Annual Meeting or until their successors are duly elected and qualified: Joseph M. Field, David J. Field, Mark R. LaNeve and Robert S. Wiesenthal.

•	Proposal 3: Approval of an amendment and restatement of the Entercom Equity Compensation Plan. The Board of Directors has approved, and is submitting to the shareholders of the Company for their approval, an amendment and restatement of the Entercom Equity Compensation Plan.

•	Proposal 4: Say on Pay. The Board of Directors is submitting to our shareholders, for their approval, an advisory vote on executive compensation.

•	Proposal 5: Ratification of the Selection of Independent Registered Public Accounting Firm. The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014 and is proposing that the shareholders ratify such selection.

INFORMATION ABOUT VOTING

Record Holders. If you are a shareholder of record of our Class A Common Stock as of the close of business on March 5, 2014, you may vote your shares:

•	By Proxy: You may vote your shares via a toll-free telephone number (1-800-PROXIES (1-800-776-9437)) or over the Internet (www.voteproxy.com) as instructed in the Notice of Internet Availability of Proxy Materials. If you provide a proxy without indicating how you wish to vote, all of your shares will be voted at the discretion of your proxies on any matter that may be properly brought before the Annual Meeting, except to the extent such discretionary voting is not permitted by any applicable rules or regulations.

•	In Person: You may attend the Annual Meeting and vote in person.

If you are a shareholder of record of our Class B Common Stock as of the close of business on March 5, 2014, you may vote your shares:

•	By Proxy: You can vote by completing, signing and dating the enclosed proxy card and returning it to us by mail in the envelope provided. The instructions for voting are contained on the enclosed proxy card. The individuals named on the card are your proxies. They will vote your shares as you indicate. If you provide a proxy without indicating how you wish to vote, all of your shares will be voted at the discretion of your proxies on any matter that may be properly brought before the Annual Meeting, except to the extent such discretionary voting is not permitted by any applicable rules or regulations.

•	In Person: You may attend the Annual Meeting and vote in person.

You may revoke your proxy before it is voted at the meeting if you: (i) send a written notice of revocation dated after the proxy date to our Corporate Secretary; (ii) send our Corporate Secretary a later dated proxy for the same shares of Common Stock; or (iii) attend the Annual Meeting and vote in person.

The address for our Corporate Secretary is Entercom Communications Corp., 401 E. City Avenue, Suite 809, Bala Cynwyd, Pennsylvania, 19004, Attention: Andrew P. Sutor, IV, Secretary.

Beneficial Holders. If you are not a shareholder of record of our Class A Common Stock and instead hold your shares in “street name” (i.e., in the name of a bank, broker or other holder of record), you may receive a Notice of Internet Availability of Proxy Materials from the holder of record containing instructions that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting.

VOTING SECURITIES

Our Amended and Restated Articles of Incorporation (the “Charter”) provide that each share of Class A Common Stock is entitled to one vote and that each share of Class B Common Stock is entitled to ten votes, except: (i) any share of Class B Common Stock not voted by either Joseph M. Field or David J. Field, in their own right or pursuant to a proxy, is entitled to one vote; (ii) the holders of Class A Common Stock, voting as a single class, are entitled to elect two Class A Directors; (iii) each share of Class B Common Stock is entitled to one vote with respect to certain “Going Private Transactions” (as defined in the Charter); and (iv) as required by law. Therefore:

•	Shareholders of our Class A Common Stock at the close of business on March 5, 2014 will be entitled to vote on Proposals 1 through 5.

•	Shareholders of our Class B Common Stock at the close of business on March 5, 2014 will only be entitled to vote on Proposals 2 and 5.

At the close of business on March 5, 2014, there were 31,913,629 outstanding shares of Class A Common Stock, which include 1,516,957 shares that are either unvested restricted stock or vested but deferred shares of restricted stock (neither of which has the right to vote). As a result, as of the close of business on March 5, 2014, there were 30,396,672 shares of our outstanding shares of Class A Common Stock entitled to vote at the Annual Meeting. In addition, at the close of business on March 5, 2014 there were 7,197,532 outstanding shares of our Class B Common Stock and no outstanding shares of our Class C Common Stock. Each share of Class B Common Stock voted by Joseph M. Field or David J. Field with respect to any proposal other than Proposal 1 (with respect to which Class B shares cannot vote) is entitled to ten votes. Holders of our Class C Common Stock, of which there are none, would not be entitled to vote on these proposals.

INFORMATION ABOUT QUORUM AND REQUIRED VOTES

The presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter or proposal to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on the matter or proposal. Assuming a quorum is present, votes on the proposals will be tallied as follows:

•	Proposal 1: Election of Class A Directors. The two persons nominated as Class A Directors receiving the most votes from shares of Class A Common Stock will be elected.

•	Proposal 2: Election of Directors Other Than Class A Directors. The four persons nominated as Directors, other than Class A Directors, receiving the most votes from all shares of Class A Common Stock and Class B Common Stock will be elected.

•	Proposal 3: Approval of amendment and restatement of the Entercom Equity Compensation Plan. The approval of an amendment and restatement of the Entercom Equity Compensation Plan requires the affirmative vote from a majority of the votes of all shares of Class A common stock and Class B common stock that are present in person or by proxy and are voting on such proposal.

•	Proposal 4: Say on Pay. Approval of the advisory vote on executive compensation requires the affirmative vote from a majority of the votes of all shares of Class A Common Stock and Class B Common Stock that are present in person or by proxy and are voting on such proposal.

•	Proposal 5: Ratification of the Selection of Independent Registered Public Accounting Firm. The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014 requires the affirmative vote from a majority of the votes of all shares of Class A Common Stock and Class B Common Stock that are present in person or by proxy and are voting on such proposal.

In the event a quorum is not present at the meeting and such meeting is adjourned to a later date at least fifteen days after the initial date of the meeting, then those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matters to be considered.

Unless otherwise required by our Bylaws or by applicable law, approval of any other matter properly presented for a vote at the meeting will require the affirmative vote of a majority of the votes cast by all holders of Class A Common Stock and Class B Common Stock present in person or by proxy; provided that if any shareholders are entitled to vote thereon as a class, such approval will require the affirmative vote of a majority of the votes cast by the shareholders entitled to vote as a class who are present in person or by proxy.

Shares of our common stock represented by proxies that are marked “withhold authority” or are marked “abstain,” or which constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum. Broker non-votes occur when a nominee holding shares of our common stock for a beneficial owner has not received voting instructions from the beneficial owner and such nominee does not possess, or chooses to not exercise, discretionary authority with respect thereto. With respect to any matter to be decided by a plurality (such as the election of Directors) or a majority of the votes cast at the meeting, proxies marked “withhold authority” or marked “abstain,” or which constitute broker non-votes will not be counted for the purpose of determining the number of votes cast at the meeting and will have no effect on the outcome of such vote.

INFORMATION TO RELY UPON WHEN CASTING YOUR VOTE

You should rely only on the information contained in this proxy statement. We have not authorized anyone to give any information or to make any representations in connection with this proxy solicitation other than those contained in this proxy statement. You should not rely on any information or representation not contained in this proxy statement. You should not infer under any circumstances that because of the delivery to you of this proxy statement there has not been a change in the facts set forth in this proxy statement or in our affairs since the date of this proxy statement. This proxy statement does not constitute a solicitation by anyone in any jurisdiction in which the solicitation is not authorized or in which the person making the solicitation is not qualified to do so or to anyone to whom it is unlawful to make a solicitation.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the accompanying material may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not statements of historical facts, but rather reflect our current expectations concerning future results and events. You can identify these forward-looking statements by our use of words such as “anticipates,” “believes,” “continues,” “expects,” “intends,” “likely,” “may,” “opportunity,” “plans,” “potential,” “project,” “will,” and similar expressions, whether in the negative or the affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. These forward-looking statements are subject to risks, uncertainties and other factors, some of which are beyond our control, which could cause actual results to differ materially from those forecasted or anticipated in such forward-looking statements.

You should not place undue reliance on these forward-looking statements, which reflect our view only as of the date of this proxy statement. We undertake no obligation to update these statements or publicly release the result of any revisions to these statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

PROPOSALS

PROPOSAL 1

ELECTION OF CLASS A DIRECTORS

DESCRIPTION OF PROPOSAL

Two Class A Directors will be elected at the 2014 Annual Meeting to serve until the 2015 Annual Meeting or until their successors are duly elected and qualified. The two Class A nominees of our Board of Directors are David J. Berkman and Joel Hollander. David J. Berkman is an incumbent Class A Director. These nominees have consented to serve if elected, but should any nominee be unavailable to serve, your proxy will vote for the substitute nominee recommended by our Board of Directors.

BOARD OF DIRECTORS’ NOMINEES FOR CLASS A DIRECTORS

• David J. Berkman—Director. David J. Berkman (age 52) has served as one of our Directors since the consummation of our initial public offering in January 1999. Since January 2000, Mr. Berkman has served as the Managing Partner of Associated Partners, LP, a private equity firm primarily engaged in telecommunications infrastructure investments. He also serves on the boards of directors of ICG Group, Inc., Diamond Resorts International, Inc. and Franklin Square Holdings, LP. Civically, Mr. Berkman serves on the Board of Overseers of the University Of Pennsylvania School of Engineering and Science, and on the Board of Trustees of The Franklin Institute. Mr. Berkman has a B.S. from the Wharton School of the University of Pennsylvania.

• Joel Hollander—Director. Joel Hollander (age 58) has served as one of our Directors since November 2013. Since May 2007, Mr. Hollander has been serving as President and Chief Executive Officer of 264 Echo Place Partners, an investment advisory firm. Mr. Hollander previously served as President and Chief Executive Officer of CBS Radio from 2002 until 2007. Prior to joining CBS Radio, Mr. Hollander was Chairman and Chief Executive Officer of Westwood One, a radio program syndication company. Mr. Hollander also currently serves on the Merrill Lynch Client Advisory Board, as well as on the boards of directors of The C. J. Foundation for SIDS and the Tomorrow’s Children Fund. Mr. Hollander has a B.S. in Communication and Media Studies from Indiana State University.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees listed above.

In nominating the present slate of Class A Directors, our Board and our Nominating/Corporate Governance Committee considered the following specific experience, qualifications, attributes or skills in concluding that each such nominee should continue to serve as a Director of the Company:

David J. Berkman has served as one of our Directors since the consummation of our initial public offering in January 1999. Mr. Berkman has served as an executive officer and director of a number of public/private companies including several directly involved in the media and communication industries. As a director of these companies, Mr. Berkman serves on various board committees.

Joel Hollander has served as one of our Directors since 2013. Mr. Hollander has significant experience in the media industry, having previously served as President and Chief Executive Officer of CBS Radio, and as Chairman and Chief Executive Officer of Westwood One, a radio program syndication company.

PROPOSAL 2

ELECTION OF OTHER DIRECTORS

DESCRIPTION OF PROPOSAL

Presently, there are seven members of our Board of Directors (including two Class A Directors and five other directors). One existing director (Daniel Gold age 78) is not standing for reelection to our Board of Directors. Our Board of Directors has, effective at the 2014 Annual Meeting, decreased the composition of the board from seven members to six members.

Accordingly, in addition to the two Class A directors, four other Directors will be elected at the 2014 Annual Meeting to serve until the 2015 Annual Meeting or until their successors are duly elected and qualified.

The four nominees are Joseph M. Field, David J. Field, Mark R. LaNeve and Robert S. Wiesenthal. Each of the nominees is an incumbent Director. These nominees have consented to serve if elected, but should any nominee be unavailable to serve, your proxy will vote for the substitute nominee recommended by our Board of Directors.

BOARD OF DIRECTORS’ NOMINEES FOR OTHER DIRECTORS

• Joseph M. Field—Chairman & Director. Joseph M. Field (age 82) founded Entercom in 1968 and has served as Chairman of our Board of Directors since our inception. Mr. Field served as our Chief Executive Officer from our inception until 2002 and as our President from our inception until 1998. Before entering the broadcasting business, he practiced law for 14 years in New York (including service as an Assistant United States Attorney) and Philadelphia. Mr. Field served on the board of directors of the National Association of Broadcasters for the years 1992 through 1996. Mr. Field currently serves on the boards of directors of the Broadcasters’ Foundation, Mediacast, LLC (d/b/a Specticast), the Philadelphia Orchestra Association, The Mary Louise Curtis Bok Foundation, the Settlement Music School, the American Interfaith Institute, the National Liberty Museum and the Philadelphia Chamber Music Society. In addition, he serves on the Advisory Board of the University of Pennsylvania’s Field Center for Children’s Policy, Practice & Research. Mr. Field has a B.A. from the University of Pennsylvania, an L.L.B. from Yale Law School and a D.M. from the Curtis Institute of Music. Mr. Field is the father of David J. Field.

• David J. Field—President and Chief Executive Officer. David J. Field (age 51) has served as our Chief Executive Officer since 2002, our President since 1998, and one of our Directors since 1995. Mr. Field is our Principal Executive Officer. He also served as our Chief Operating Officer from 1996 to 2002 and Chief Financial Officer from 1992 to 1998. Mr. Field joined us in 1987 and served as our Director of Finance and Corporate Development from 1987 to 1988, Vice President-Finance and Corporate Development from 1988 to 1992, Vice President-Operations and Chief Financial Officer from 1992 to 1995 and Senior Vice-President-Operations and Chief Financial Officer from 1995 to 1996. Prior to joining us, he was an investment banker with Goldman, Sachs & Co. Mr. Field served as Chairman of the Radio Board of the National Association of Broadcasters from 2005 to 2007. Mr. Field also currently serves on the boards of directors of the Radio Advertising Bureau, the National Association of Broadcasters and The Wilderness Society. He has a B.A. from Amherst College and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Field was named the 2006 Radio Executive of the Year by Radio Ink Magazine and was also recognized as one of the best CEOs in America by Institutional Investor Magazine in 2006, 2007 and 2008. Mr. Field is the son of Joseph M. Field.

• Mark LaNeve—Director. Mark LaNeve (age 55) has served as one of our Directors since March 2014. Since August 2012, Mr. LaNeve has been serving as Chief Operating Officer of Global Team Ford, an agency that serves as the marketing and advertising agency for the Ford Motor Company and the Ford and Lincoln brands on a global basis. Global Team Ford is part of the WPP Group, a multinational advertising and public relations company. Mr. LaNeve was previously with Allstate Insurance Corporation where he served as Senior Executive Vice President (January 2011—February 2012) and Chief Marketing Officer (October 2009—February 2012). Prior to joining Allstate, Mr. LaNeve was Vice President of Sales, Service and Marketing at General Motors Corporation (September 2004—January 2009). Mr. LaNeve also currently serves on the Board of Directors of Autism Speaks. Mr. LaNeve has a B.A. in Marketing from the University of Virginia.

• Robert S. Wiesenthal—Director. Robert S. Wiesenthal (age 47) has served as one of our Directors since April 2004. Since January 2013, Mr. Wiesenthal has been serving as Chief Operating Officer of Warner Music Group Corp., a leading global music conglomerate. From 2000-2012, Mr. Wiesenthal served in various senior executive capacities within the Sony Corporation. From January 2002 through June 2012, Mr. Wiesenthal served as Executive Vice President and Chief Financial Officer of Sony Corporation of America. In addition, since July 2005, Mr. Wiesenthal served as Executive Vice President and Chief Strategy Officer, Sony Entertainment. Prior to joining Sony Corporation of America, Mr. Wiesenthal was Managing Director at Credit Suisse First Boston from 1999 to 2000, a member of its Media Group from 1993 to 1999 and a member of its Mergers and Acquisition Group from 1986 to 1993. Mr. Wiesenthal presently serves on the boards of directors of TripAdvisor, Inc. and Starz, LLC. Mr. Wiesenthal has a B.A. from the University of Rochester.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees listed above.

In nominating the present slate of other Directors, our Board and our Nominating/Corporate Governance Committee considered the following specific experience, qualifications, attributes or skills in concluding that each such nominee should continue to serve as a Director of the Company:

Joseph M. Field is the founder of the Company. Mr. Field has been serving as our Chairman of the Board since our founding in 1968. Formerly, Mr. Field served as our President/CEO for more than 30 years and as our CEO for more than 33 years.

David J. Field has served as our Chief Executive Officer since 2002 and a Director since 1995. In addition to having served in various operating and financial capacities for the Company, Mr. Field has previous experience in the investment banking industry. Finally, Mr. Field has experience in serving in a leadership capacity within the radio broadcast industry.

Mark LaNeve has served as one of our Directors since March 2014. Mr. LaNeve has significant experience in the advertising industry, presently serving as Chief Operating Officer of Global Team Ford and having previously served as Chief Marketing Officer of Allstate, Chief Marketing Officer of Volvo (where he later served as President and CEO) and Vice President of Sales, Service and Marketing at General Motors.

Robert S. Wiesenthal has served as one of our Directors since 2004. Mr. Wiesenthal has significant experience in the media industry, presently serving as the Chief Operating Officer of Warner Music Group and having previously served as CFO of Sony Corporation of America. Mr. Wiesenthal also has experience as a member of the board of directors of various companies.

PROPOSAL 3

APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE

ENTERCOM EQUITY COMPENSATION PLAN

DESCRIPTION OF PROPOSAL

The Board of Directors approved an amendment and restatement of the Entercom Equity Compensation Plan (the “Plan”) on February 3, 2014, subject to shareholder approval.

Plan Term Extension. The Plan expires on January 20, 2015. The proposed amendment is to extend the Plan for a period of ten years through February 2, 2024. There are no other proposed changes to any of the terms or conditions of the Plan.

162(m) Re-Approval. In connection with the extension of the Plan, we are asking our shareholders to re-approve the material terms of the Plan as they relate to Internal Revenue Code Section 162(m) to preserve corporate income tax deductions that may become available to us pursuant to Section 162(m).

Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to our Chief Executive Officer and our three most highly compensated officers excluding our Chief Financial Officer (referred to in the Code as “covered employees”) to the extent that any of these persons receive more than $1 million in compensation in any single year. However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, it is not subject to the $1 million deduction limit. In order for awards under the Plan to continue to be able to qualify as performance-based compensation, our stockholders must approve the material terms of the Plan governing performance-based compensation at least every five (5) years.

Pursuant to the Plan, “Performance Criteria” means “the following business criteria with respect to the Company, any subsidiary or any division or operating unit: (a) net income, (b) pre-tax income, (c) operating income, (d) cash flow, (e) earnings per share, (f) return on equity, (g) return on invested capital or assets, (h) cost reductions or savings, (i) funds from operations, (j) appreciation in the fair market value of Company Stock, (k) total shareholder returns and (l) earnings before any one or more of the following items: interest, taxes, depreciation or amortization; each as determined in accordance with generally accepted accounting principles or subject to such adjustments as may be specified by the Committee.”

SUMMARY OF PLAN

as amended and restated

The following is a summary of the Plan. The statements made herein concerning terms and provisions of the Plan are summaries and do not purport to be a complete recitation of the Plan provisions. Such statements are qualified by express reference to the Plan. A copy of the Plan, as amended and restated, is attached hereto as Exhibit A and is incorporated by reference herein.

Overview. The Plan was originally adopted in 1998 and was extended through January 2015 in 2005. Most recently, the Plan was amended and restated, subject to shareholder approval, on February 3, 2014. As amended, the Plan will extend through February 2, 2024.

The purpose of the Plan is to attract and retain our employees, employees of our subsidiaries (including employees who are Named Executive Officers or Directors) and to provide incentives to our non-employee Directors and certain advisors and consultants who perform services for us and our subsidiaries. The Plan provides for grants of: (i) options intended to qualify as incentive stock options (“ISOs”) within the meaning of Section 422 of the Code; (ii) “nonqualified stock options” that are not intended to so qualify (“NQSOs”); (iii) restricted stock / restricted stock units; and (iv) stock appreciation rights (“SARs”).

Key Equity Metrics

Shares . In the past three years, we have issued awards under the Plan representing an average of 372,479 shares of Class A Common Stock during the course of each year. As of March 5, 2014, 3.2 million shares are available for issuance. The Plan as amended and restated in 2005 initially authorized 8.5 million shares, plus an additional 1.5 million shares per year (effective each January 1). For January 1, 2007, 2008, 2013 and 2014, our Board of Directors determined that no additional shares would be added to the Plan, while for each of January 1, 2006, and 2009-2012, the additional 1.5 million shares were added to the Plan. In addition, as a result of the Company’s 2006 Option Exchange Program (pursuant to which options surrendered net of restricted stock issued were not available for reissuance) and the Company’s 2009 Option Exchange Program (pursuant to which all options surrendered were not available for reissuance) the number of shares that can be issued under the Plan was effectively reduced by an aggregate of 5.7 million shares. Accordingly, the following table shows the shares that have been authorized for issuance under the Plan:

Initial Authorized Amount in 2005	8,500,000
Annual Increases (2006 & 2009-2012)	7,500,000
2006 Option Exchange Program Decrease	(3,574,376)
2009 Option Exchange Program Decrease	(2,084,518)
TOTAL Shares of Class A Common Stock Authorized for Issuance as of March 5, 2014	10,341,106

Only shares of Class A Common Stock may be issued under the Plan. If and to the extent grants awarded under the Plan expire or are terminated for any reason without being exercised, the shares of Class A Common Stock subject to such grant will again be available for purposes of the Plan.

Dilution. We are committed to effectively managing the Company’s equity compensation while minimizing stockholder dilution. For this reason, we carefully manage the Company’s use of shares of Common Stock available for equity-based compensation each year. The Plan continues to provide that the number of shares of Class A Common Stock that may be issued or transferred pursuant to grants under the Plan shall be increased by (i) 1.5 million shares of Company Stock or (ii) a lesser amount determined by the Board. Assuming all annual increases are made, an additional 15 million shares would be authorized under the Plan through February 2, 2024. As of March 5, 2014, an increase in the shares authorized for grant of 1.5 million would represent 4% of the basic outstanding shares of the Company. Because this annual share reserve increase does not contemplate the amount or timing of specific equity awards in the future, it is not possible to calculate with certainty the amount of subsequent dilution that may ultimately result from such awards.

Annual Share Authorization. In evaluating the Plan and the recommendation to annually increase the share reserve by 1.5 million shares, the Company considered both its overall grant history to employees and senior executives and its plans for future business growth. In evaluating its grant history and historical equity utilization rate the Company also considered its recent historical practice of granting restricted stock units, which are generally less dilutive than grants of stock options. The Company concluded that the annual increase of 1.5 million shares would provide the Company with greater flexibility to revise its allocation of equity award grants in the future to be comprised of either or both stock options or restricted stock units, whichever the Company may determine. The Company believes that its ability to offer executives equity compensation will enhance its prospects to attract and retain talented executives who can help the Company achieve its growth plans. The Company did not review projections of stock grants to specific individuals. The Company also considered that in each of the last two years the Board determined that no additional shares would be added to the Plan.

Equity Utilization Rate. Over the past three fiscal years, the Company has had an ISS average equity utilization rate, sometimes also referred to as a “burn rate,” of approximately 1.8%. The Company’s three-year average ISS adjusted burn rate was below the 2014 ISS allowable cap for the applicable ISS industry grouping. (The 2014 Burn Rate Cap for Russell 3000 media companies was 4.43%).

The following table shows key equity metrics:

Key Metrics	2013	3-Year Average (2011-2013)
Shares subject to awards granted (1)	365,667	372,479
Gross burn rate (2)	1.0%	1.0%
ISS adjusted burn rate (3)	1.9%	1.8%
Dilution at Year End (4)	14.6%	15.4%
Overhang at Year End (5)	4.2%	5.9%

(1)	Reflects total number of shares subject to equity awards granted during 2013 and the average for the prior three years, as applicable.
(2)	Gross burn rate is calculated by dividing the total number of shares subject to equity awards granted during the applicable period by the total basic weighted-average number of shares outstanding during the applicable period.
(3)	ISS adjusted burn rate is calculated by dividing the total number of shares subject to equity awards granted during the applicable period, adjusted to address the dilutive effect of stock-based awards other than stock options and stock appreciation rights, by the total basic weighted-average number of shares outstanding during the applicable period.
(4)	Dilution is calculated by dividing the sum of (x) the number of shares subject to equity awards outstanding at the end of the applicable period and (y) the number of shares available for future equity awards under the Plan as of the end of the applicable period, by the basic weighted-average number of shares outstanding during the applicable period.
(5)	Overhang is calculated by dividing the number of shares subject to equity awards outstanding at the end of the applicable period by the basic -average number of shares outstanding during the applicable period.

We believe that the proposed amendment to the Plan is vital to our continued success. If we do not increase the shares of Common Stock available for issuance under the Plan, then based on the historical usage rates of shares under the Plan and our past practice of making share grants to senior executives at the beginning of multi-year employment contracts, we would expect to significantly exhaust the number of shares available for issuance under the Plan within approximately five years, thereby potentially limiting our use of an important compensation tool aligned with stockholder interests to attract, motivate and retain highly qualified talent.

Administration of the Plan. The Plan is administered and interpreted by the Compensation Committee (the “Committee”) of the Board of Directors. The Committee consists of two or more persons who are “outside directors” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and related Treasury regulations and “non-employee directors” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Subject to ratification or approval by the Board if the Board retains such right, the Committee has authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when grants will be made and the commencement and duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability and (iv) deal with any other matters arising under the Plan.

Eligibility for Participation. The following are eligible to be participants in the Plan (“Participants”): (i) all employees of the Company and its subsidiaries (“Employees”), including Employees who are officers or members of the Board, (ii) members of the Board who are not Employees (“Non-Employee Directors”); and (iii) those Consultants and advisors who perform services for the Company or any of its subsidiaries (“Key Advisors”) if the Key Advisors are natural persons rendering bona fide services and such services are not in connection with the offer or sale of securities in a capital-raising transaction. The aggregate number of shares of Company Stock that may be granted to any individual during any calendar year may not exceed 925,000 shares.

Options. The exercise price of any ISO granted under the Plan will not be less than the fair market value of the underlying shares of Common Stock on the date of grant. The exercise price of an ISO granted to an employee who owns more than 10% of the Common Stock may not be less than 110% of the fair market value of the underlying shares of Common Stock on the date of grant. The exercise price of an NQSO may be greater than, equal to or less than the fair market value of the underlying shares of Common Stock on the date of grant. The Committee will determine the term of each option; provided, however, that the exercise period may not exceed ten years from the date of grant, and the exercise period of an ISO granted to an employee who owns more than 10% of the Common Stock may not exceed five years from the date of grant. The Participant may pay the exercise price (i) in cash, (ii) with the approval of the Committee, by delivering shares of Common Stock owned by the Participant and having a fair market value on the date of exercise equal to the exercise price or (iii) by such other method as the Committee approves. The Participant may instruct the Company to deliver the shares of Common Stock due upon the exercise to a designated broker instead of to the Participant. The number of shares for which ISOs may be issued under the Plan may not exceed 1.85 million shares, subject to adjustment.

Restricted Stock. The Committee may issue shares of restricted Common Stock to a Participant pursuant to the Plan. Shares may be issued for consideration or for no consideration, as the Committee determines. The number of shares of Common Stock granted to each Participant shall be determined by the Committee. Grants of restricted stock will be made subject to such performance requirements, vesting provisions, transfer restrictions or other restrictions and conditions as the Committee may determine in its sole discretion.

Stock Appreciation Rights. The Committee may grant SARs alone or in tandem with any stock option pursuant to the Plan. The base price of an SAR will be either (i) the exercise price of any related stock option or (ii) if no related stock option the fair market value of a share of Common Stock on the date of grant of the SAR. The value of an SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR The Committee shall determine whether the appreciation in an SAR shall be paid in the form of cash, shares of Company Stock, or a combination of the two, in such proportion as the Committee deems appropriate; provided, however, that any SAR that is payable other than in Company Stock shall contain such terms and provisions as are necessary to comply with Section 409A of the Code. To the extent a Participant exercises a tandem SAR, the related option shall terminate. Similarly, upon exercise of a stock option, the related SAR, if any, shall terminate.

Amendment and Termination of the Plan. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without shareholder approval if such approval is required in order for Incentive Stock Options granted or to be granted under the Plan to meet the requirements of Section 422 of the Code or if such approval is required in order to exempt compensation under the Plan from the deduction limit under Section 162(m) of the Code. As amended, no additional Grants shall be made under the Plan after February 2, 2024 or such earlier date as may be determined by the Board. The Plan may be extended by the Board with the approval of the shareholders.

Adjustment Provisions. If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation in which the Company is the surviving corporation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Grants, the maximum number of shares of Company Stock that any individual participating in the Plan may be granted in any year, the number of shares covered by outstanding Grants, the kind of shares issued under the Plan, and the price per share of such Grants may be appropriately adjusted by the Committee.

Change of Control of the Company. Upon a Change of Control, unless the Committee determines otherwise, (i) the Company shall provide each Grantee with outstanding Grants written notice of such Change of Control, (ii) all outstanding Options and SARs shall automatically accelerate and become fully exercisable and (iii) the restrictions and conditions on all outstanding Restricted Stock shall immediately lapse. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options and rights by, the surviving corporation.

A change of control is defined as (a) any “person” becoming a “beneficial owner” of securities of the Company representing more than 50% of all votes required to elect a majority of the Board, provided that a Change of Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a shareholder; (b) the consummation by the Company of (i) a merger or consolidation where the shareholders of the Company will not own more than 50% of all votes required to elect a majority of the board of directors of the surviving corporation or (ii) the consummation of an agreement providing for the sale or disposition by the Company of all or substantially all of the assets of the Company; (c) a liquidation or dissolution of the Company; or (d) any person completing a tender offer or exchange offer for shares representing more than 50% of all votes required to elect a majority of the Board.

Section 162(m). Under Section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated officers (other than the chief financial officer) in any one year. Total remuneration would include amounts received upon the exercise of stock options or SARs granted under the Plan and the value of shares received when the shares of restricted stock became transferable (or such other time when income is recognized). An exception exists, however, for “performance-based compensation,” which meets certain requirements. The Plan allows for “performance-based compensation” to Section 162(m) participants.

New Plan Benefits. As of March 5, 2014, the record date for this Annual Meeting, there were approximately 2,211 persons eligible to participate in the Plan. On March 5, 2014, the closing price of the Company’s common stock was $10.11. No grants under the Plan are dependent upon the proposed amendment and restatement.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the Amendment and Restatement of the Entercom Equity Compensation Plan.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

DESCRIPTION OF PROPOSAL

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that the Company’s shareholders have the opportunity to cast a non-binding advisory vote regarding the approval of the compensation disclosed in this proxy statement of the Company’s executive officers who are named in the Summary Compensation Table (the “Named Executive Officers”).

The Company believes that the compensation policies for the Named Executive Officers are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of the Company’s shareholders. This advisory shareholder vote, commonly referred to as a “Say On Pay” vote, gives shareholders the opportunity to approve or not approve the compensation of the Named Executive Officers that is disclosed in this proxy statement by voting for or against the following resolution (or by abstaining with respect to the resolution):

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because your vote is advisory, it will not be binding on either the Board of Directors or the Company. The Company’s Compensation Committee will, however, consider the outcome of the shareholder vote on this proposal when making future executive compensation arrangements.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the above stated Resolution.

PROPOSAL 5

RATIFICATION OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

DESCRIPTION OF PROPOSAL

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014 and is proposing that the shareholders ratify such selection. Although ratification is not required by law, the Audit Committee believes that our shareholders should be given an opportunity to express their views on the subject. SEC Rule 10A-3(b)2 requires that the audit committee “must be directly responsible for the appointment . . . of any registered public accounting firm.” Since the Audit Committee cannot abdicate this authority to the shareholders, the ratification of the selection is not binding. Any failure of the shareholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm would, however, be considered by the Audit Committee in determining whether to continue the engagement of PricewaterhouseCoopers LLP.

INFORMATION CONCERNING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP (“PwC”) has served as our independent registered public accounting firm since June 2002. Our Audit Committee has appointed PwC to serve as our independent registered public accounting firm for the year ending December 31, 2014. It is anticipated that a representative of PwC will attend the annual meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of shareholders.

Principal Accounting Firm Fees And Expenses. The following table sets forth the aggregate fees and expenses billed to us by PwC, our principal accounting firm, for the fiscal years ended December 31, 2013 and December 31, 2012:

	December 31, 2013	December 31, 2012
Audit Fees	$560,000	$625,000	(1)
Audit-Related Fees	—	—
All Other Fees	1,800	1,800	(2)
TOTAL	$561,800	$626,800

(1)	The professional services rendered for 2013 and 2012 included: (i) the audit of our annual financial statements and our internal control over financial reporting; and (ii) reviews of the financial statements included in our Quarterly Reports on Form 10-Q. Amounts include the reimbursement of expenses incurred by our accounting firm in connection with their performance of such professional services.
(2)	A subscription service for PwC’s accounting guidance.

Utilization of De Minimus Approval Exemption. Zero percent of the Principal Accounting Firm Fees listed above were approved under the approval provisions of Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Pre-Approval Policies. The Audit Committee maintains policies and procedures for the pre-approval of work performed by the independent auditors since under the amended and restated Audit Committee Charter, all auditor engagements must be approved in advance by the Audit Committee.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our Board of Directors unanimously recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2014.

MANAGEMENT INFORMATION

BOARD OF DIRECTORS

Presently, there are seven members of our Board of Directors. Effective at the 2014 Annual Meeting, the size of our Board of Directors will decrease to six members. Four of the six nominees are non-employee directors

Our Board of Directors met five times in 2013. Our Board of Directors has adopted certain standing committees including: (i) an Audit Committee; (ii) a Compensation Committee; (iii) a Nominating/Corporate Governance Committee; and (iv) an Executive Committee.

Director Independence.

Our Board of Directors has determined that each of David J. Berkman, Daniel E. Gold, Joel Hollander, Mark R. LaNeve and Robert S. Wiesenthal has no material relationship with the Company and each is therefore an “independent director” as defined by Section 303A.02 of the listing standards of the New York Stock Exchange. We have not made any charitable contributions to any charitable organization in which a Director serves as an executive officer where, within the preceding three years, contributions in any single year exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

Committees of our Board of Directors.

• Audit Committee. The Audit Committee consists of Daniel E. Gold, Chairman, David J. Berkman and Robert S. Wiesenthal. The Audit Committee met four times in 2013. The Committee informally engages in discussions with management throughout the year. A copy of the Amended and Restated Audit Committee Charter is posted on our website located at www.entercom.com/investors (Select “Governance”). Each member of the Audit Committee is independent as defined in Section 303A.02 of the listing standards of the New York Stock Exchange. No audit committee member simultaneously serves on the audit committees of more than three public companies.

Audit Committee Financial Expert. Our Board of Directors has determined that Daniel E. Gold is an Audit Committee Financial Expert. Mr. Gold is “independent” as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

• Compensation Committee. The Compensation Committee consists of David J. Berkman, Chairman, Daniel E. Gold and Robert S. Wiesenthal. The Compensation Committee met three times in 2013. The Committee informally engages in discussions with management throughout the year. A copy of the Amended and Restated Compensation Committee Charter is posted on our website located at www.entercom.com/investors (Select “Governance”). Each member of the Compensation Committee is independent as defined in Section 303A.02 of the listing standards of the New York Stock Exchange.

The Compensation Committee conducts a general review of our compensation plans to ensure that they meet corporate objectives, including review and approval of all compensation paid to our executive officers. The responsibilities of the Compensation Committee also include administering and interpreting the Entercom Equity Compensation Plan, including selecting the officers, employees and other qualified recipients who will be granted awards thereunder. A narrative description of our Committee’s processes and procedures for the consideration and determination of executive and Director compensation is contained in the Compensation Discussion and Analysis in this Proxy Statement.

During 2013, neither the Company nor the Compensation Committee utilized any other compensation consultant in determining or recommending the amount or form of executive or Director compensation other than in a role limited to: (a) consulting on broad-based plans that do not discriminate in scope, terms, or operation in favor of our executive officers or Directors, and that are available generally to all salaried employees; or (b) providing information that either is not customized for us or that is customized based on parameters that are not developed by the compensation consultant and about which the compensation consultant does not provide advice.

Compensation Committee Interlocks And Insider Participation. None of the members of the Compensation Committee was at any time one of our officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

• Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee consists of David J. Berkman, Chairman, Daniel E. Gold and Robert S. Wiesenthal. The Nominating/Corporate Governance Committee met twice in 2013. The Committee informally engages in discussions with management throughout the year. A copy of the Amended and Restated Nominating/Corporate Governance Committee Charter is posted on our website located at www.entercom.com/investors (Select “Governance”).

The Nominating/Corporate Governance Committee is responsible for the recommendation of criteria for selection of Board members and assisting our Board of Directors in identifying candidates. The Nominating/Corporate Governance Committee will consider nominees recommended by shareholders. Shareholders should submit any such recommendations to our Corporate Secretary. In addition, shareholders may make their own director nominations in accordance with the procedures for Shareholder Director Nominations described in this Proxy Statement under the heading “Shareholder Proposals For 2015 Annual Meeting.”

While the Nominating/Corporate Governance Committee has not established any specific minimum qualifications that must be met by a Committee-recommended nominee for a position on our Board of Directors, the Committee may consider the following criteria in recommending candidates for election to our Board of Directors: (i) experience in corporate management, such as serving or having served as an officer of a publicly-held company; (ii) experience in the media, communication and/or radio broadcasting industries; (iii) experience as a board member of another publicly-held company; (iv) academic expertise in the media, communication and/or radio broadcasting industries or in specific areas of our operations; and (v) financial experience necessary to assist in meeting our corporate governance requirements.

While the Nominating/Corporate Governance Committee has not established any requirement to consider diversity in identifying nominees for Director, the Committee’s Charter provides that the Committee may consider differences of viewpoint, professional experience, education, skill and other individual qualities and attributes.

The Nominating/Corporate Governance Committee identifies prospective candidates for recommendation to our Board of Directors upon recommendations from other Directors, management and our shareholders. In addition, the Committee has in the past retained the services of a professional search firm to identify prospective candidates. The Committee does not have a formal review policy for prospective Committee-recommended nominees.

Each of the nominees (other than Joel Hollander and Mark R. LaNeve) was elected by the shareholders at the previous annual meeting of shareholders.

• Executive Committee. The Executive Committee consists of Joseph M. Field, Chairman, David J. Field and David J. Berkman. The Executive Committee did not meet in 2013. The Executive Committee has the authority to approve, upon unanimous consent of such committee, acquisitions and expenditures for certain radio and radio related synergistic investments subject to pre-defined size limits.

Board Leadership Structure and Risk Oversight

Since our inception in 1968, Joseph M. Field has served as our Chairman. In addition, Joseph M. Field served as our Chief Executive Officer from our inception until 2002. Upon the promotion of David J. Field to the position of Chief Executive Officer in 2002, the roles of Chief Executive Officer and Chairman were split. While the roles of CEO and Chairman are presently split, we do not have a policy requiring the bifurcation of these two positions.

Although we do not have a lead independent Director, pursuant to our governance guidelines, non-management Directors hold executive sessions without management present generally following each regular board meeting. In 2013, our board held four meetings and the independent Directors held four executive sessions. The presiding Director determines the agenda for the session and, after the session, acts as a liaison between the non-management Directors and the chairman. This regular rotation of the presiding Director role allows all of our independent Directors to play a leadership role on our board.

As of March 5, 2014, Joseph M. Field beneficially owned 1,596,656 shares of our Class A common stock and 6,148,282 shares of our Class B common stock, representing approximately 62.2% of the total voting power of all of our outstanding common stock. Accordingly, Joseph M. Field is generally able to control the vote on all matters submitted to the vote of shareholders and, therefore, is able to direct our management and policies, except with respect to those matters in which the shares of our Class B common stock are only entitled to one vote and those matters requiring a class vote under the provisions of our articles of incorporation, bylaws or applicable law, including, without limitation, the election of the two Class A Directors.

In accordance with NYSE requirements, our Audit Committee’s charter provides that it is responsible for discussing with management our policies with respect to risk assessment and risk management. In addition, our Audit Committee also discusses with management our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. While the Audit Committee has primary responsibility for overseeing risk management, our entire Board of Directors is actively involved in overseeing risk management for the company. The full board also engages in periodic discussions with our CEO, CFO, and other company officers as the board may deem appropriate. In addition, each of our board committees considers the risks within its area of responsibilities. We believe that the leadership structure of our board supports the board’s effective oversight of the company’s risk management.

Director Meeting Attendance.

• Committee and Board Meetings. Each Director attended at least 75% of the aggregate of the meetings of both our Board of Directors and the meetings of the committee(s) on which such Director served during 2013.

• Annual Shareholders’ Meetings. We do not maintain a policy regarding Director attendance at the Annual Meeting of shareholders. At the 2013 Annual Meeting of shareholders, two of the five Directors elected at such meeting were present.

Non-Management Directors

• Meetings. Our non-management Directors regularly meet in executive sessions. At these meetings, one Director presides. The role of presiding Director rotates among the chairpersons of the following committees of our Board of Directors, in the following order: (i) Nominating/Corporate Governance Committee, (ii) Compensation Committee, and (iii) Audit Committee; provided that, if any such chairperson is absent, then such absent Director is skipped in the rotation and the next chairperson in the foregoing order serves as the presiding Director at such meeting.

• Communications With Non-Management Directors. We have established a process for interested parties to make their concerns known to the non-management Directors. See below under “Communications With Directors.”

Communications With Directors

We have established a mechanism to facilitate the ability of interested parties to make their concerns known to our Board of Directors, our non-management Directors or any other group or specific individual Director(s). Specifically, any interested party desiring to so communicate can either: (i) send an email to “d i r e c t o r s” followed by the extension “@ e n t e r c o m . c o m”. In order to enable spam filtering, only email with the subject line: “ETM Board Message” will be read; or (ii) send a letter to Entercom Communications Corp., 401 E. City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004, Attn: Director Communication. Each correspondence sent in the foregoing manner (other than mail regarding matters that are not in the province of our Board of Directors) is distributed in print form to our Directors or such other sub-group thereof as may be specified by the sender.

EXECUTIVE OFFICERS

The table below sets forth certain information regarding those persons currently serving as our Executive Officers.

NAME AND TITLE	PRIOR BUSINESS EXPERIENCE
David J. Field President and Chief Executive Officer	See “Board of Directors Nominees For Other Directors” above.

Joseph M. Field Chairman of the Board	See “Board of Directors Nominees For Other Directors” above.

Stephen F. Fisher Executive Vice President and Chief Financial Officer Principal Financial Officer	Stephen F. Fisher (age 61) has served as our Chief Financial Officer since 1998 and our Executive Vice President since 2000. He previously served as our Senior Vice President from 1998 to 2000. Prior to joining us, Mr. Fisher was a Managing Director with a private equity firm located in Bala Cynwyd, Pennsylvania. From 1978 to 1994, Mr. Fisher held numerous operational and financial management positions with Westinghouse Broadcasting Company (now part of CBS, Inc.), including the positions of Corporate Executive Vice President, General Manager of their Los Angeles news radio station and Controller of the Radio Group. He has an M.A. from Bob Jones University and an M.B.A. from the University of South Carolina. Mr. Fisher presently serves on the board of directors of Knoll, Inc. and iBiquity Digital Corporation.

John C. Donlevie Executive Vice President and Assistant Secretary	John C. Donlevie (Age 67) presently serves as our Executive Vice President. From 1989 through 2013, Mr. Donlevie served as one of our Directors. Mr. Donlevie previously served as our Secretary from 1998 to 2013, our General Counsel from 1989 to 2012 and our Vice President-Legal and Administrative from 1984 to 1989. Prior to joining us in 1984, Mr. Donlevie practiced law for 11 years. He has a B.S. in Engineering from Drexel University and a J.D. from Temple University School of Law. Mr. Donlevie is a member of the Board of Managers of Broadcasters Traffic Consortium, LLC.

Louise C. Kramer Station Group President	Louise C. Kramer (age 58) has served as our Station Group President since April 2013. Ms. Kramer previously served as one of our Regional Presidents from December 2007 through April 2013 and a Regional Vice President from January 2000 through December 2007 Prior to joining us in 2000, Ms. Kramer served as General Manager for CBS radio in Chicago.

Andrew P. Sutor, IV Senior Vice President, General Counsel & Secretary	Andrew P. Sutor, IV (age 41) currently serves as our Senior Vice President and General Counsel (since January 2013) and Secretary (since January 2014). Mr. Sutor previously served as our Vice President (since September 2010) and Corporate Counsel (since 2007). Prior to joining us in 2002, Mr. Sutor was an associate in the Business Law Department of Saul Ewing, LLP, a regional Mid-Atlantic law firm based in Philadelphia, Pennsylvania. Mr. Sutor has a J.D. from the Villanova University School of Law and a B.A. in both Economics and Political Science from the University of Pennsylvania.

Eugene D. Levin Vice President, Treasurer & Controller Principal Accounting Officer	Eugene D. Levin (Age 63) currently serves as our Principal Accounting Officer (since February 2007), Vice President (since May 2006), Treasurer (since 1988), Assistant Secretary (since 1988) and Controller (since 1977). Prior to joining us, Mr. Levin was a senior accountant for Laventhal and Horwath, and an operational/financial auditor and divisional controller for After-Six Inc. Mr. Levin has a B.S. from Pennsylvania State University and is a certified public accountant. Mr. Levin currently serves as an Executive Director and member of the board of directors of the Radio Music Licensing Committee. Mr. Levin also currently serves on the Streaming Advisory Committee of the National Association of Broadcasters. In addition, Mr. Levin is a member of the board of directors of Earth Force.

TRANSACTIONS WITH RELATED PERSONS

2013 Transactions

During 2013 there were no, and currently there are no proposed, transactions in which we were or are to be a participant where the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest, which would be required to be disclosed herein pursuant to Item 404(b) of regulation S-K.

Policies And Procedures For Review, Approval, Or Ratification

Our Board of Directors, upon the recommendation of our Nominating / Corporate Governance Committee, adopted a Related Party Transactions Policy. This policy provides that Interested Transactions with Related Parties, as defined in the policy, are subject to approval or ratification.

For purposes of the policy:

• an “Interested Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (i) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year; (ii) we are a participant; and (iii) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity).

• a “Related Party” is any: (i) person who is or was (since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, Director or nominee for election as a Director; (ii) beneficial owner of greater than five percent of our common stock; or (iii) immediate family members of any of the foregoing. Immediate family members include a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone not falling into one of the foregoing categories who resides in such person’s home (other than a tenant or employee).

Under this policy, our Nominating / Corporate Governance Committee reviews the material facts relating to all Interested Transactions that require the Committee’s approval and either approves or disapproves of our entry into the Interested Transaction, subject to certain exceptions. If advance Committee approval of an Interested Transaction is not feasible, then the Interested Transaction shall be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify an Interested Transaction, the Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

Standing Pre-Approval for Certain Interested Transactions

Under the policy, certain transactions are deemed to be pre-approved by the Committee, even if the aggregate amount involved will exceed $100,000. These transactions include: (i) employment of executive officers; (ii) director compensation; (iii) certain transactions with other companies; (iv) certain charitable contributions; (v) transactions where all shareholders receive proportional benefits; and (vi) transactions involving competitive bids.

COMPENSATION INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW. The Compensation Committee (or the “Committee”) of our Board of Directors consists of David J. Berkman, Chairman, Daniel E. Gold and Robert S. Wiesenthal. Our Committee is responsible for managing and annually reviewing all annual bonus, long-term incentive compensation, equity compensation, employee pension and welfare benefit plans. For executive officers, our Committee evaluates performance and determines compensation policies and levels. Our Committee’s duties are memorialized in its charter, which is available on our website at www.entercom.com.

Our executive officer compensation programs are comprised of the following elements: (i) base salary; (ii) incentive compensation (including (a) annual discretionary incentive bonuses of both cash and equity; (b) incentive compensation contemplated under employment agreements; and (c) compensation pursuant to the Entercom Annual Incentive Plan); and (iii) other compensation such as employee benefit plans including our 401(K) plan, deferred compensation plan, health insurance and life/disability insurance. Our executive officer compensation programs are designed to motivate our executive officers and management employees to attain financial, operational and strategic objectives. These programs generally provide incentives to achieve both annual and longer-term objectives. In making compensation determinations, we assess both the performance of our business and our executives relative to those objectives.

Our compensation policy has been to provide competitive compensation while also seeking to align the financial goals of our executives and management with those of our shareholders. To ensure that pay is competitive, we regularly compare our pay practices with those of our competitors and the general competitive market for executive talent. We also consider the performance of our business as compared to the performance of our competitors.

PROCESS. Our Committee meets on a regularly scheduled basis at least two times per year (as required under its charter), and typically more frequently as our Committee deems necessary or desirable. Members of our Committee monitor executive compensation trends and discuss compensation matters with our Chief Executive Officer, our Chief Financial Officer and among themselves informally throughout the year. This informal process facilitates the on-going monitoring of the appropriateness of our executive compensation packages and serves to prepare our Committee members for the formal meetings so that definitive compensation decisions can be more easily made at such meetings. In addition, our Committee from time to time has utilized and relied upon the analysis and recommendations of independent compensation consultants. For example, in 2010 the Committee directly engaged Fredrick W. Cook & Co. Inc. as compensation consultants to assist the Committee in structuring the new employment agreements for David J. Field (our Chief Executive Officer) and Stephen F. Fisher (our Chief Financial Officer).

Our Committee considered the results of our shareholders’ initial “Say on Pay” vote at our 2011 Annual Meeting of Shareholders. In 2011, approximately 89% of the shareholder votes were cast “For” the resolution stating that the shareholders approved the compensation paid to our Named Executive Officers. Our Committee believes that this level of support reflects favorably upon the Company’s policies and process for determining executive compensation.

Our Committee is involved in compensation considerations throughout the year. The process for annual compensation changes and incentive compensation grants typically includes Committee deliberation as well as reports and recommendations made by management at the request of the Committee. Specifically, our Chief Executive Officer presents a report which highlights our performance as a company and the performance of our Chief Executive Officer during the preceding year, as well as compensation previously earned by senior management in prior years. Our Chief Executive Officer then provides our Committee with a recommendation for: (i) Chief Executive Officer compensation; (ii) senior management compensation; (iii) an amount of equity compensation for annual grants to the remaining members of our management team and key employees; and (iv) a level of authority for our Chief Executive Officer to make additional equity compensation grants throughout the year. While no formal process for determining compensation is prescribed in the Committee’s charter or otherwise, this informal process has evolved.

The process of determining compensation also involves our Committee’s consideration of peer compensation levels. While our Committee does not have a policy regarding benchmarking, our Committee does consider peer compensation when establishing compensation levels. The only manner in which peer compensation levels were used by the Committee in 2013 was as set forth below under the heading “Determination of Compensation.”

Once it receives and considers the various pieces of information, reports and presentations described above, our Committee then meets without management present to determine the appropriate level of compensation. Our Committee sets the compensation of our Chief Executive Officer as well as the other Named Executive Officers.

ELEMENTS OF COMPENSATION.

Base Salary. In setting base salaries for our Named Executive Officers, our Committee generally considers (i) the experience, capabilities, qualities, performance record and relative effectiveness of the individual, (ii) the scope and complexity of the position, (iii) our size; and (iv) the compensation paid by our competitors. In particular, we attempt to set base salaries at levels that are competitive in the industry and in relation to the particular job function of the executive officer.

The annual base salary is intended to reward the executive officer for the day-to-day demands, complexities and difficulties of such officer’s job. The objective is to set base salaries at levels that we and the applicable executive officer believe are fair, given the job functions and their individual performance and experience in relation to those job functions. We attempt to provide annual base salaries that will help to retain the executives and discourage them from seeking or accepting other employment opportunities.

We are party to an employment agreement with each of our Named Executive Officers other than Eugene D. Levin. Specifically, we have employment agreements with: (i) David J. Field, Chief Executive Officer; (ii) Stephen F. Fisher, Executive Vice President and Chief Financial Officer; (iii) Louise C. Kramer, Station Group President; and (iv) Andrew P. Sutor, IV, Senior Vice President and General Counsel. Each of these agreements provides for a contractual level of base salary.

Incentive Compensation. Our Committee has historically utilized two forms of incentive compensation: cash and equity awards. The cash component is designed to convey an immediate benefit for services performed by the recipient, while the equity component is generally tied to vesting requirements and is designed to not only compensate for past service, but to also retain and motivate the recipient.

• Annual Bonus Awards. All of our Named Executive Officers (to the extent they are not already entitled to receive a bonus under their respective employment agreements) are eligible to receive bonuses which are determined after a review of our overall performance as well as the individual performance of each such executive officer. For 2013, each Named Executive Officer received a bonus as described in the Summary Compensation Table and below in this Compensation Discussion and Analysis under the heading “Named Executive Officer Compensation.”

Our Committee has significant flexibility in awarding bonuses. The decision to increase or decrease cash bonuses from year to year is generally based on a variety of factors that our Committee deems appropriate, including our overall performance, the individual executive’s performance, the business environment which existed during the year and any extraordinary events that arose during the course of the year. We believe this flexibility and our history of appropriately rewarding performance provide a strong incentive to our executive officers to perform in a manner that will allow us to achieve our corporate objectives.

• Equity Compensation. To promote our long-term objectives, the Entercom Equity Compensation Plan permits awards to our employees, employees of our subsidiaries, non-employee directors and certain advisors and consultants who are in a position to make a significant contribution to our long-term success. Such equity awards are permitted to be made in the form of nonqualified stock options, incentive stock options, stock appreciation rights and restricted stock / restricted stock unit awards.

In addition, we have previously utilized the Entercom Equity Compensation Plan to facilitate short term compensation objectives. In those instances, we had granted restricted stock units (“RSUs”), which soon thereafter became fully vested. Those grants were in lieu of cash as a portion of the recipient’s annual incentive compensation.

Determination of Compensation. In order to determine the cash and equity incentive compensation for our senior executive officers (including David J. Field, our Chief Executive Officer), our Committee considered a number of factors including those detailed below.

(i) Our Committee considered our operating performance versus our 2013 business plan. In addition, our Committee noted that our same station revenue growth did not exceed our peer group of public company radio station operators (identified below), or our radio markets. In this regard, our Committee recognized that we did not meet our key plan financial objectives other than with respect to Expenses. In considering our performance versus our 2013 business plan, the Committee recognized that: (a) the radio industry’s revenue growth was worse than what was assumed in preparing the Company’s 2013 business plan; (b) that through the first nine months of the year, the revenue growth of the Company’s markets trailed the revenue growth of the overall radio industry; (c) the Company made a number of significant investments in and enhancements to our sales organization and sales systems which were in the best long term interest of the Company, but which had a negative effect on our 2013 results; (d) the Company’s cost controls led to expenses which were down slightly for the prior year and were better than plan; and (e) the Company’s revenue growth was negatively impacted by its decision to drop a sports programming contract in one of its largest markets.

(ii) Our Committee noted that for 2013 our stock price increased by 51% and exceeded that of the S&P 500.

(iii) Our Committee considered actions taken towards the enhancement of future growth including: (a) the successful re-pricing of our Term B loan which resulted in a 1.00% interest rate reduction and which will generate approximately $3 million in annual interest savings; (b) the development of new digital initiatives; (c) the launch of a number of successful new formats; (c) the introduction of new management information tools that enable the Company’s managers to better monitor and drive performance; and (d) the significant enhancement of the Company’s organizational capabilities including pricing and inventory management.

• Determination of CEO Incentive Compensation. In addition to the factors detailed above, at the beginning of calendar year 2013, our Committee identified certain goals and objectives relating to the performance of our Chief Executive Officer, David J. Field. Specifically, for 2013 our Committee identified a number of goals and objectives as follows:

•	Achieve our 2013 business plan

•	Revenue

•	Expense

•	Station Operating Income

•	EBITDA

•	Adjusted Earnings Per Share and

•	Free Cash Flow

•	Exceed peer group operating performance

•	Market share

•	Same-station revenue growth vs. public company peer group

•	Exceed peer group stock performance

•	Enhancement of future growth potential through strategic and operational initiatives and improvements, with particular attention to:

•	Acquisitions, divestitures, and station exchanges

•	Capital structure management

•	Digital platforms

•	New revenue streams

•	Organizational capabilities

•	Brands and content

•	Leadership / people

•	Industry initiatives and leadership

•	Effective implementation of sales accountability culture and systems

For purposes of the same station revenue growth analysis we considered a peer group of companies engaged in the business of operating radio stations. This group included: CBS Radio, Cumulus Media, Inc., and Clear Channel Radio. For purposes of the stock performance analysis we considered Cumulus Media, Inc.

Free Cash Flow and Adjusted Earnings Per Share are “Non-GAAP Financial Measures.”

We calculate Free Cash Flow as operating income (loss): (i) plus depreciation and amortization, non-cash compensation expense (which is otherwise included in station operating expenses and corporate general and administrative expenses), impairment loss and income (loss) from discontinued operations before income taxes (benefit), and impairment loss; and (ii) less net interest expense (excluding amortization of deferred financing costs), gains (loss) on sale of assets, taxes paid and capital expenditures.

We calculate Adjusted Earnings as net income (loss) adjusted to exclude: (i) income (loss) from discontinued operations before income taxes (benefit); (ii) reported taxes; (iii) gain/loss on sale of assets, derivative instruments and investments; (iv) non-cash compensation expense; (v) other income; (vi) impairment loss; and (vii) gain/loss on early extinguishment of debt. In calculating Adjusted Earnings, income taxes are reflected at the expected statutory federal and state tax rate of 42% without discrete items of tax and valuation allowances. To calculate adjusted earnings per share, we divide adjusted earnings by Weighted Average Shares—Diluted.

In order to assist our Committee in determining the level of Mr. Field’s incentive compensation, our Committee met with Mr. Field to review his performance in light of these goals and objectives. In conducting such a review, our Committee considered many of the factors discussed above under “Determination of Incentive Compensation.”

Pursuant to his employment agreement, Mr. Field was eligible for a bonus of up to $1.3 Million (representing 150% of his base salary). In determining the actual amount of Mr. Field’s bonus, the Committee considered the goals and objectives listed above. Specifically,

•	With respect to achieving our 2013 business plan, all target (other than expense) have not been met.

•	With respect to exceeding our peer group operating performance, all target have not been met.

•	With respect to exceeding our peer group stock performance, the goal has not been met.

•	With respect to enhancing our future growth potential through strategic and operational initiatives and improvements, the Committee found that the goals and objectives have been satisfied.

Our Committee did not adopt, nor did it employ, any objective quantifiable standards. Instead, our Committee’s ultimate determination for 2013 was based upon a subjective evaluation of Mr. Field’s overall performance as well as all of the relevant factors identified above. The Committee then subjectively awarded Mr. Field a bonus of $500,000. This amount represents approximately 39% of the target bonus payable pursuant to Mr. Field’s employment agreement.

— Section 162(m) Compliance / 2013 Annual Determination—Entercom Annual Incentive Plan. In accordance with the Entercom Annual Incentive Plan (described below under the heading “Tax Issues Relating To Executive Compensation”), the Committee adopted a “Section 162(m) Compliance Document” so that compensation provided under such Plan for 2013 will be considered “performance-based compensation” and tax deductible by Entercom. Such compensation can include the cash bonus awarded to Mr. Field as described above.

The Committee determined that for purposes of the 2013 incentive cash compensation under the Plan, revenue growth, expenses, adjusted earnings per share and free cash flow per share would be the performance measures. The Committee also established a threshold (the “Threshold”) with respect to such performance measures. Specifically, the Threshold for 2013 was the satisfaction of at least two of the following criteria (the “Criteria”) computed in a manner consistent with past practice: (i) Revenue growth of at least 1% over 2012 (computed on a same station basis); (ii) Station operating expense of less than $264 million; (iii) Adjusted Earnings Per Share of at least $0.35; and (iv) Free Cash Flow Per Share of at least $0.80.

If in 2013 the Threshold was met, then any cash bonus paid to Mr. Field (subject to the maximum award authorized under the Entercom Annual Incentive Plan) will be considered “performance-based compensation” and will be tax deductible by Entercom.

Free Cash Flow Per Share and Adjusted Earnings Per Share are “Non-GAAP Financial Measures.” The calculation of Free Cash Flow and Adjusted Earnings Per Share are presented earlier in this report. To calculate Free Cash Flow Per Share, we divide Free Cash Flow by Weighted Average Shares—Diluted.

For 2013, the Committee determined that at least two of the four Criteria had been satisfied and that the Threshold had been met. Specifically, the Committee found that:

1.	Station operating expense was $251.8 million, thus satisfying the Criteria

2.	Adjusted Earnings Per Share was $0.79, thus satisfying the Criteria; and

3.	Free Cash Flow Per Share was $1.58, thus satisfying the Criteria.

Accordingly, because the Threshold for 2013 was satisfied, the cash component of Mr. Field’s 2013 bonus is considered “performance-based compensation” and is tax deductible by Entercom.

Other Compensation. Our Committee has provided for a number of additional elements of benefit based compensation. These components are designed to accomplish a variety of objectives including: (i) maximizing the full benefit under applicable tax regulations (e.g., our 401(K)); (ii) providing for the health and welfare of our employees and their families (e.g., our employee benefit plans); (iii) conveying a level of security in the context of any possible change of control (e.g. our general severance policy as well as any employee specific agreed upon severance or change of control agreements); and (iv) providing executives with an appropriate level of perquisites (e.g. our aircraft usage policy and car allowances).

• 401(K) Plan. We maintain a 401(K) Plan which is generally available to all of our full-time employees. Executive officer participation in this plan is on the same basis as our other employees. All of our Named Executive Officers participate in our 401(K) Plan.

• Deferred Compensation Plans. We maintain deferred compensation plans for our non-employee directors as well as our management employees. Under each plan, participants are permitted to defer a portion of their income for specific time periods. Our obligations under such plans are unsecured.

• Employee Benefit Plans. We have a number of benefit plans available to all of our full time employees. These benefits include Medical Insurance, Dental Plan, voluntary Short-Term Disability Insurance, Long-Term Disability Plan, Life Insurance and Accidental Death and Dismemberment Insurance Plans, MEDEX Travel Assist Program, and a voluntary Vision Insurance Plan.

• Severance and Change-of-Control Benefits. We have a severance policy which is applicable to all of our employees. Under this policy, full-time employees are eligible for up to fifteen weeks of severance (subject to certain requirements). Eugene D. Levin is eligible to participate in our severance policy. Our employment agreements with David J. Field, Stephen F. Fisher, Louise C Kramer and Andrew P. Sutor govern severance for these officers. In addition, each of these agreements contains provisions which are effective upon a change of control. The applicable severance and change of control provisions for each such officer is described below.

• Personal Aircraft Usage. We participate in a fractional ownership program which operates the aircraft under the FAA Commercial Part 135 Rules. As permitted by the aircraft operator, we permit our Chairman, CEO/President and other executive officers approved by our CEO/President to use the aircraft for personal use, subject to the terms of our Aircraft Usage Policy. Under this policy, our executives must pay directly to the aircraft operator (for our account) all usage and other incremental charges relating to any such flight(s). While the usage of the aircraft is by definition a perquisite, as it is not generally available to all of our employees, there is no associated dollar value of compensation since the executives each pay the aircraft operator (for our account) an amount at least equal to our incremental cost for each flight.

• Car Allowance. Each of our Named Executive Officers, other than Andrew P. Sutor, is provided with either a car allowance or use of a company-owned vehicle.

TAX ISSUES RELATING TO EXECUTIVE COMPENSATION.

Overview. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes limitations upon the federal income tax deductibility of certain compensation paid to our Chief Executive Officer and to each of our other four most highly compensated executive officers (excluding our Chief Financial Officer). Under these limitations, we may deduct such compensation only to the extent that during any year the compensation paid to any such officer does not exceed $1,000,000 or meets certain specified conditions (such as certain performance-based compensation that has been approved by our shareholders). While our Board desires to maximize the tax deductibility of our executive compensation, some elements of executive compensation may not be tax deductible, and our compensation plans and policies may be modified if our Committee determines that such action is in the best interest of us and our shareholders, even if such action may result in some loss of deductibility. An aggregate of approximately $1.8 million in compensation expense in 2013 was over the Section 162(m) limit and therefore was not deductible for tax purposes.

162(m) Compliance / Entercom Annual Incentive Plan. In 2008, we established the Entercom Annual Incentive Plan (the “AI Plan”). The purpose of the AI Plan is to provide designated employees with the opportunity to receive cash incentive awards. We believe that the AI Plan enhances the incentive for participants to contribute materially to our growth, thereby benefiting us and our shareholders. All of our employees are eligible to participate in the AI Plan. Subject to the limitations in the AI Plan, the Committee determines the amount of any award under the AI Plan. The Committee has the authority to adjust the amount of any award to take into account such factors as it may deem relevant. The maximum cash award that may be earned for any fiscal year by any individual is $3,000,000. The Committee may also determine whether an award is to qualify as performance-based compensation pursuant to Section 162(m)(4)(C) of the Code.

To the extent necessary to comply with Section 162(m)(4)(C) of the Code, no later than ninety days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee: (i) designates one or more Section 162(m) Participants; (ii) selects the Performance Criteria applicable to the Performance Period; (iii) establishes the various Performance Targets and amounts which may be earned for such Performance Period; and (iv) specifies the relationship between the Performance Criteria and the Performance Targets and the amounts which may be earned by each Section 162(m) Participant for such Performance Period.

For purposes of the AI Plan, the term “Performance Criteria” means the following business criteria with respect to us, any subsidiary or any division or operating unit of us: (i) net income, (ii) pre- or after-tax income (loss), (iii) operating income (loss), (iv) fixed expenses, (v) cash flow, (vi) earnings per share, (vii) return on equity, (viii) return on invested capital or assets, (ix) cost reductions or savings, (x) funds from operations, (xi) funds from operations per share, (xii) appreciation in the fair market value of our stock, (xiii) revenue, (xiv) net revenue, (xv) market share, (xvi) cash available for distribution, (xvii) cash available for distribution per share, (xviii) total shareholder return, (xix) return on invested capital, (xx) economic value added, (xxi) improvement in cash flow (before or after tax), (xxii) successful capital raises, (xxiii) confidential business unit objectives, (xxiv) free cash flow, (xxv) free cash flow per share, (xxvi) adjusted free cash flow, (xxvii) adjusted free cash flow per share, (xxviii) broadcast cash flow, (xxix) adjusted broadcast cash flow, and (xxx) earnings before any one or more of the following items: interest, taxes, depreciation or amortization; each as determined in accordance with generally accepted accounting principles and/or subject to such adjustments as may be specified by the Committee. The preceding criteria may also be evaluated, where appropriate: (a) on a same station basis; (b) on the basis of growth in any of these criteria; (c) on a comparison basis with a peer group; and/or (d) as a percentage of revenue.

SECURITY OWNERSHIP REQUIREMENTS / GUIDELINES. The Corporate Governance Guidelines adopted by our Board encourage directors to purchase shares of our stock. Our Board, however, recognizes that the number of shares of our stock owned by any director is a personal decision, and our Board determined not to adopt a policy requiring ownership by Directors of a minimum number of our shares. Similarly, we do not have a requirement relating to Named Executive Officer ownership of our shares.

NAMED EXECUTIVE OFFICER COMPENSATION.

David J. Field, President and Chief Executive Officer. Our Principal Executive Officer is David J. Field. Mr. Field serves as our President and Chief Executive Officer pursuant to an employment agreement dated December 23, 2010. This agreement had an initial term of three years with automatic one year extensions following the initial term unless either party provides prior notice of non-extension. Mr. Field’s employment agreement auto renewed for one year in 2013. This agreement provides for an annual base salary, subject to annual three percent increases, and for an annual cash performance-based bonus target of 150% of his annual base salary. Mr. Field’s salary for 2013 was $852,538. In addition, Mr. Field receives certain other benefits as provided from time to time to our senior executive officers as described above.

— Incentive Compensation. In recognition of his services during 2013, and in light of the considerations described above and in accordance with the terms of his employment agreement, on February 3, 2014, our Committee awarded Mr. Field a bonus of $500,000. In addition, on February 11, 2014, our Committee awarded Mr. Field an equity award of 225,000 RSUs which may vest on February 10, 2016 upon the achievement of certain performance targets. Specifically, if the share price that would result in a Compound Annual Growth Rate (“CAGR”) of the Total Shareholder Return (as defined in the agreement and described below) at any time on or before February 10, 2016 (“Two Year CAGR”), minus the value of any dividends paid on each share of common stock during the period commencing on the date of the agreement, is equal to the 8%, 12% and 16% targets then one-third of such RSUs will vest at each such target level. For purposes of this agreement, Total Shareholder Return means: (A) (i) the average closing price over any consecutive 20 trading day period of a share of our common stock minus (ii) the closing price of a share of our common stock on February 10, 2014 (the “Base Price”), divided by (B) the Base Price (subject to certain possible adjustments). Accordingly, the vesting targets are: (x) one-third vesting at $11.01 per share; (y) one-third vesting at $11.84 per share; and (z) one-third vesting at $12.70 per share.

— Termination / Severance Compensation. David J. Field’s employment agreement may be terminated by either party. In the event that Mr. Field is terminated by us without cause (as defined in the agreement) or he resigns for good reason (as defined in the agreement) prior to the execution of a binding agreement which would result in a change in control, if consummated, or more than two years following a change in control, subject to his execution of a release of claims against us, all of Mr. Field’s outstanding equity compensation awards that vest on the basis of our performance will become fully vested and we will pay him a lump sum payment in an amount equal to the greater of: (i) the sum of two years’ annual base salary and two times the highest annual bonus paid during the preceding three year period, or (ii) the sum of the base salary and annual bonuses that would otherwise have been payable through the end of the then current term of the agreement. If such termination occurs following the execution of a binding agreement which would result in a change in control if consummated on or prior to two years following a change in control, subject to his execution of a release of claims against us, all of Mr. Field’s outstanding equity compensation awards will become fully vested, and we will pay him a lump sum payment in an amount equal to the sum of three years’ annual base salary and three times the highest annual bonus paid to him during the preceding three year period. We will also pay his COBRA premiums for continued health coverage, to the extent he elects such coverage, for a period of up to eighteen months. Additionally, should any of these payments become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will make an additional payment in an amount sufficient to place Mr. Field in the same after-tax position as if the excise tax had not applied.

Furthermore, in the event that David J. Field dies or becomes disabled, then all of Mr. Field’s outstanding equity compensation awards that vest on the basis of our performance will become fully vested and we will pay him (or his estate, if applicable) a lump sum payment in an amount equal to the sum of two years’ annual base salary and two times the highest annual bonus paid during the preceding three year period, and we will also pay his COBRA premiums for continued health coverage, to the extent he elects such coverage, for a period of up to eighteen months.

Finally, Mr. Field’s agreement also provides that in the event of a change in control (as defined in the agreement) all of Mr. Field’s then outstanding equity compensation awards will become fully vested and exercisable.

Stephen F. Fisher, Executive Vice President and Chief Financial Officer. Our Principal Financial Officer is Stephen F. Fisher. Mr. Fisher serves as our Executive Vice President and Chief Financial Officer pursuant to an employment agreement dated February 11, 2014. This agreement has an initial term of approximately two years (through February 29, 2016) with automatic one year extensions following the initial term unless either party provides at least 120 days prior notice of non-renewal. Mr. Fisher’s salary for 2013 was $587,208. Mr. Fisher’s employment agreement provides for an annual base salary, subject to annual increase of 3%, and for an annual cash performance-based bonus target of 80% of his annual base salary. In addition, Mr. Fisher is eligible to participate in our benefit plans generally available to our officers as described above.

— Incentive Compensation. In recognition of his services during 2013, and in light of the considerations described above and in accordance with the terms of his employment agreement, on February 3, 2014, our Committee awarded Mr. Fisher a bonus of $250,000.

— Amended and Restated Employment Agreement. On February 11, 2014, we entered into an amended and restated employment agreement with Mr. Fisher. In connection with this new agreement, we granted Mr. Fisher 66,667 RSUs which vest 50% on February 28, 2015 and 50% on February 29, 2016. In addition, we granted M. Fisher 50,000 RSUs which may vest on or after February 10, 2015 upon the achievement of certain performance targets. Specifically, if the share price that would result in a Compound Annual Growth Rate (“CAGR”) of the Total Shareholder Return (as defined in the agreement and described below) at any time on or before February 10, 2016 (“Two Year CAGR”), minus the value of any dividends paid on each share of common stock during the period commencing on the date of the agreement, is equal to the 8%, 12% and 16% targets then one-third of such RSUs will vest at each such target level. For purposes of this agreement, Total Shareholder Return means: (A) (i) the average closing price over any consecutive 20 trading day period of a share of our common stock minus (ii) the closing price of a share of our common stock on February 10, 2014 (the “Base Price”), divided by (B) the Base Price (subject to certain possible adjustments). Accordingly, the vesting targets are: (x) one-third vesting at $11.01 per share; (y) one-third vesting at $11.84 per share; and (z) one-third vesting at $12.70 per share.

— Termination / Severance Compensation. We may terminate Mr. Fisher’s employment for Cause (as defined in the Entercom Equity Compensation Plan) or at our convenience. In the event of a termination by us for Cause, our obligations under the agreement cease. In the event of a termination by us without Cause, subject to certain conditions: (i) we must pay to Mr. Fisher, a one-time bonus (calculated as one full year target bonus (i.e., 80% of salary) plus a prorated partial year target bonus); (ii) we must continue to pay Mr. Fisher’s salary and auto allowance through one year from the termination date; (iii) all grants of options and RSUs will continue to vest through February 28, 2014; and (iv) any vested options may be exercised at any time within the later of two years from the date of termination or ninety days from the date of vesting, but in no event later than the expiration of the original ten year term of the option. In addition, if we relocate our main corporate offices, then under certain circumstances, Mr. Fisher may terminate the agreement within thirty days thereof. Any such termination would be deemed to be a termination by us without Cause under Mr. Fisher’s agreement.

If Mr. Fisher’s agreement terminates as of February 28, 2014 or any February 28th (or 29th in the case of a leap year) thereafter, due to a party electing to exercise the 120 day non-renewal out and we make Mr. Fisher an offer to continue employment for a period of at least one year with a salary and bonus package which is equal to or greater than Mr. Fisher’s then current salary and annual incentive bonus package (a “Qualified Offer”), it will not be deemed a termination by us and there will be no acceleration of the vesting of options or RSUs or extension of the period for exercise of options after termination from that provided in the Entercom Equity Compensation Plan and there will be no payment of severance or continuation of salary or bonus payments thereafter. In the event of such a termination where we have not made a Qualified Offer, then subject to certain conditions: (i) we must pay to Mr. Fisher a one-time bonus (calculated as one full year target bonus (i.e., 80% of salary)); and (ii) we must continue to pay Mr. Fisher’s salary and auto allowance for one year from the date of such termination. These provisions relating to a Qualified Offer continue to apply to each extension of employment pursuant to any prior Qualified Offer or alternative agreement made pursuant to the agreement.

Louise C. Kramer, Station Group President. Louise C. Kramer serves as our Station Group President pursuant to an employment agreement dated as of June 12, 2013. This agreement provides for an annual base salary subject to an annual three percent increases, and for an annual cash performance-based bonus target of $250,000. Ms. Kramer’s salary for 2013 was $486,180. In addition, Ms. Kramer is eligible to participate in our benefit plans generally available to our senior executive officers as described above.

— Incentive Compensation. In recognition of her services during 2013, and in light of the considerations described above, on February 3, 2014, our Committee awarded Ms. Kramer a cash bonus of $100,000. In addition, on February 11, 2014, our Committee awarded Ms. Kramer an equity award of 45,000 RSUs which vest over four years and 15,000 RSUs which may vest on or after February 10, 2015 upon the achievement of certain performance targets. Specifically, if the share price that would result in a Compound Annual Growth Rate (“CAGR”) of the Total Shareholder Return (as defined in the agreement and described below) at any time on or before February 10, 2016 (“Two Year CAGR”), minus the value of any dividends paid on each share of common stock during the period commencing on the date of the agreement, is equal to the 8%, 12% and 16% targets then one-third of such RSUs will vest at each such target level. For purposes of this agreement, Total Shareholder Return means: (A) (i) the average closing price over any consecutive 20 trading day period of a share of our common stock minus (ii) the closing price of a share of our common stock on February 10, 2014 (the “Base Price”), divided by (B) the Base Price (subject to certain possible adjustments). Accordingly, the vesting targets are: (x) one-third vesting at $11.01 per share; (y) one-third vesting at $11.84 per share; and (z) one-third vesting at $12.70 per share.

Andrew P. Sutor, IV, Senior Vice President, General Counsel and Secretary. Andrew P. Sutor, IV serves as our Senior Vice President, General Counsel and Secretary pursuant to an employment agreement dated as of January 1, 2013. This agreement provides for an annual base salary and for an annual cash performance-based bonus target of $50,000. Mr. Sutor’s salary for 2013 was $250,000. In addition, Mr. Sutor is eligible to participate in our benefit plans generally available to our senior executive officers as described above.

— Incentive Compensation. In recognition of his services during 2013, and in light of the considerations described above, on February 3, 2014, our Committee awarded Mr. Sutor a cash bonus of $30,000. In addition, on February 11, 2014, our Committee awarded Mr. Sutor an equity award of 12,500 RSUs which vest over four years.

Eugene D. Levin, Vice President, Treasurer and Controller. Eugene D. Levin serves as our Vice President, Treasurer, Controller and Principal Accounting Officer. Mr. Levin’s salary for 2013 was $206,000. In addition, Mr. Levin is eligible to participate in our benefit plans generally available to our officers as described above.

— Incentive Compensation. In recognition of his services during 2013, and in light of the considerations described above, on February 3, 2014, our Committee awarded Mr. Levin a cash bonus of $25,000. In addition, on February 11, 2014, our Committee awarded Mr. Levin an equity award of 5,000 RSUs which vest over four years.

EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

The following table provides summary information concerning compensation paid to or earned by our Chief Executive Officer and our other most highly compensated executive officers (the “Named Executive Officers”) for services rendered during 2013, 2012 and 2011 (table does not include historical data for new Named Executive Officers):

		Amounts In Dollars
										Change in
										Pension
										Value and
										Non-
								Non-Equity		qualified
					Value Of			Incentive		Deferred	All
Name and					Restricted		Value Of	Plan		Compen-	Other
Principal					Stock		Option	Compen-		sation	Compen-
Position	Year	Salary	Bonus (1)		Awards (2)		Awards (2)	sation		Earnings	sation		Total
David J. Field, President and	2013	$852,538	$—	(3)	$—		$—	$500,000	(4)	$—	$34,359	(5)	$1,386,897
Chief Executive Officer	2012	$827,707	$—	(3)	$—		$—	$1,008,000	(4)	$—	$35,940	(5)	$1,871,647
	2011	$803,599	$—	(3)	$755,695	(6)	$—	$720,000	(4)	$—	$37,813	(5)	$2,317,107
Stephen F. Fisher, Executive	2013	$587,208	$250,000		$—		$—	$—		$—	$34,897	(7)	$872,105
Vice President and CFO	2012	$570,105	$371,000		$—		$—	$—		$—	$35,980	(7)	$977,085
	2011	$553,500	$325,000		$472,304	(8)	$—	$—		$—	$36,298	(7)	$1,387,102
Louise C. Kramer, Station	2013	$486,180	$100,000		$367,775	(9)	$—	$—		$—	$22,660	(10)	$976,615
Group President
Andrew P. Sutor, IV, Senior VP	2013	$250,000	$30,000		$40,600	(11)	$—	$—		$—	$15,931	(12)	$336,531
Secretary and General Counsel
Eugene D. Levin, VP, Treasurer and Controller	2013	$206,000	$25,000		$60,900	(13)	$—	$—		$—	$19,074	(14)	$310,974
	2012	$202,000	$30,000		$94,200	(13)	$—	$—		$—	$17,138	(14)	$343,338
	2011	$197,335	$24,000		$127,200	(13)	$—	$—		$—	$21,304	(14)	$369,839

(1)	Includes amounts accrued during the year and either paid in the current or subsequent years and/or recognized in the subsequent years under a deferred compensation plan.
(2)	Unless otherwise indicated, (i) restricted stock units (“RSUs”), which are subject to service conditions, vest over four years as follows: (a) 50% after two years; (b) 25% after three years; and (c) 25% after four years; and (ii) options have a ten year term and vest 25% per year over four years. Please refer to the discussion of Share-Based Compensation included in the notes to the consolidated financial statements included in the Company annual report on Form 10-K.
(3)	Mr. Field’s bonus was paid pursuant to the Entercom Annual Incentive Plan and is reflected in the “Non-Equity Incentive Plan Compensation” column.

(4)	Includes amounts accrued during the year and paid to Mr. Field in the current or subsequent year pursuant to the Entercom Annual Incentive Plan.
(5)	All other compensation includes: (i) medical insurance premiums of $16,501, $16,713 and $22,670 for 2013, 2012 and 2011, respectively; (ii) an auto allowance of $14,400 for 2013 and 2012 and $14,100 for 2011; and (iii) a Company 401K contribution of $3,188 and $4,250 for 2013 and 2012, respectively.
(6)	On February 8, 2011, the Company granted to Mr. Field 71,292 RSUs with a fair value of $10.60 per share that immediately vested.
(7)	All other compensation includes: (i) an automobile allowance of $18,000 in each of the years 2013, 2012 and 2011; (ii) medical insurance premiums of $13,130, $13,216 and $17,667 for 2013, 2012 and 2011, respectively, and (iii) a Company 401K contribution of $3,188 and $4,076 for 2013 and 2012, respectively.
(8)	On February 8, 2011, the Company granted Mr. Fisher 44,557 RSUs at a fair value of $10.60 per share.
(9)	On February 8, 2013 and on May 16, 2013, the Company granted Ms. Kramer 17,500 RSUs and 25,000 RSUs, respectively, at a fair value of $7.73 per share and $9.30 per share, respectively.
(10)	All other compensation includes: (i) an auto allowance of $10,800; (ii) medical insurance premiums of $8,258; and (iii) a Company 401K contribution of $3,188.
(11)	On February 4, 2013, the Company granted Mr. Sutor 5,000 RSUs at a fair value of $8.12 per share.
(12)	All other compensation includes: (i) medical insurance premiums of $12,743; and (ii) a Company 401K contribution of $3,188.
(13)	The Company made the following grants to Mr. Levin: (i) on February 4, 2013, 7,500 RSUs with a fair value of $8.12 per share; (ii) on November 1, 2012 and on February 7, 2012, 5,000 RSUs and 7,500 RSUs, respectively, with a fair value of $6.51 per share and 8.22 per share, respectively; and (iii) on February 8, 2011, 12,000 RSUs at a fair value of $10.60 per share.
(14)	All other compensation includes: (i) medical insurance premiums of $13,129, $13,216 and $17,667 for 2013, 2012 and 2011, respectively; (ii) a Company 401K contribution of $2,238 and $2,156 for 2013 and 2012, respectively; and (iii) the fair value for the use of a Company automobile of $3,128 in 2013.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides summary information concerning compensation equity awards granted to each of our Named Executive Officers during 2013:

Grants of Plan-Based Awards
					Estimated	All Other		All
					Future	Stock		Other		Fair
					Payouts	Awards:		Stock		Value
					Under	Number		Awards:	Exercise	Of
					Equity	Of		Number	Or	Award
		Estimated Future Payouts			Incentive	Shares		Of	Base	On
		Under Non-Equity Incentive			Plan	Of		Securities	Price	Date
	Grant	Plan Awards			Awards	Stock		Underlying	Of Option	Of
Name	Date	Threshold	Target	Maximum	Target	Or Units		Option	Awards	Grant
		($)			(#)				($/Share)	($/Share)
David J. Field	—	$—	$—	$—	$—	—		—	$—	$—
Stephen F. Fisher	—	$—	$—	$—	$—	—		—	$—	$—
Louise C. Kramer	2/8/2013	$—	$—	$—	$—	17,500	(1)	—	$—	$7.73	(2)
	5/16/2013	$—	$—	$—	$—	25,000	(1)	—	$—	$9.30	(2)
Andrew P. Sutor, IV	2/4/2013	$—	$—	$—	$—	5,000	(1)	—	$—	$8.12	(2)
Eugene D. Levin	2/4/2013	$—	$—	$—	$—	7,500	(1)	—	$—	$8.12	(2)

(1)	These RSUs vest over four years as follows: (a) 50% after two years; (b) 25% after three years; and (c) 25% after four years. Please refer to the discussion of Share-Based Compensation included in the notes to the consolidated financial statements included in the Company annual report on Form 10-K.
(2)	The fair value was determined by using the value of our stock price on the date of grant.

NARRATIVE DISCLOSURES

Employment Agreements

David J. Field. Mr. Field serves as our President and Chief Executive Officer pursuant to an employment agreement dated December 23, 2010. This agreement has an initial term of three years with automatic one year extensions following the initial term unless either party provides prior notice of non-extension. In 2013 this agreement auto-renewed for one year. This agreement provides for an annual base salary subject to an annual three percent increases, and for an annual cash performance-based bonus target of 150% of his annual base salary. Mr. Field’s base salary for 2013 was $852,538. Under this agreement, Mr. Field will also receive certain other benefits as provided from time to time to our senior executive officers. Mr. Field’s employment agreement contains provisions which apply in the event of a termination or change of control. See below under the heading “Termination Or Change-In-Control Payments.”

Stephen F. Fisher. Mr. Fisher serves as our Executive Vice President and Chief Financial Officer pursuant to an Amended and Restated Employment Agreement dated February 11, 2014. This agreement has an initial term of approximately two years (through February 29, 2016) with automatic one year extensions following the initial term, unless either party provides at least 120 days prior notice of non-renewal. This agreement provides for an annual base salary subject to an annual three percent increases, and for an annual cash performance-based bonus target of 80% of his annual base salary. Mr. Fisher’s base salary for 2013 was $587,206. Under this agreement, Mr. Fisher will also receive certain other benefits as provided from time to time to our senior executive officers. Mr. Fisher’s employment agreement contains provisions which apply in the event of a termination or change of control. See below under the heading “Termination Or Change-In-Control Payments.”

Louise C. Kramer. Effective as of June 12, 2013, we entered into an Employment Agreement with Louise C. Kramer pursuant to which Ms. Kramer serves as our Station Group President. This agreement has an initial term of three years (through March 30, 2016) with automatic one year extensions following the initial term, unless either party provides at least 120 days prior notice of non-renewal. This agreement provides for an annual base salary subject to an annual three percent increases, and for an annual cash performance-based bonus target of $250,000. Ms. Kramer’s base salary for 2013 was $500,000. Under this agreement, Ms. Kramer will also receive certain other benefits as generally offered to our officers. Ms. Kramer’s employment agreement contains provisions which apply in the event of a termination or change of control. See below under the heading “Termination Or Change-In-Control Payments.”

Andrew P. Sutor, IV. Effective January 1, 2013, we entered into an Employment Agreement with Andrew P. Sutor, IV pursuant to which Mr. Sutor serves as our Senior Vice President and General Counsel. Effective January 1, 2014, Mr. Sutor became our Secretary. This agreement provides for an annual base salary and for an annual cash performance-based bonus target of $50,000. Mr. Sutor’s base salary for 2013 was $250,000. Under this agreement, Mr. Sutor will also receive certain other benefits as generally offered to our officers. Mr. Sutor’s employment agreement contains provisions which apply in the event of a termination or change of control. See below under the heading “Termination Or Change-In-Control Payments.”

2013 Equity Awards

On February 4, 2013, we granted the following RSUs pursuant to the Entercom Equity Compensation Plan: (i) 5,000 to Andrew P. Sutor, IV; and (ii) 7,500 to Eugene D. Levin. In addition we granted Louise C. Kramer 17,500 RSUs on February 8, 2013 and 25,000 on May 16, 2013. These RSUs vest over four years as follows: (a) 50% two years from the grant date; (b) 25% three years from the grant date; and (c) 25% four years from the grant date. All of the above described grants of restricted stock units include the non-preferential right to receive a dividend equivalent amount upon vesting equal to the accumulated dividends payable on such shares while such shares were unvested. As of December 31, 2013, there were no accrued dividends attributable to these shares of restricted stock.

TERMINATION OR CHANGE-IN-CONTROL PAYMENTS

• David J. Field. David J. Field’s employment agreement may be terminated by either party. In the event that Mr. Field is terminated by us without cause (as defined in the agreement) or he resigns for good reason (as defined in the agreement) prior to the execution of a binding agreement which would result in a change in control, if consummated, or more than two years following a change in control, subject to his execution of a release of claims against us, all of Mr. Field’s outstanding equity compensation awards that vest on the basis of our performance shall become fully vested and we shall pay him a lump sum payment in an amount equal to the greater of: (i) the sum of two years’ annual base salary and two times the highest annual bonus paid during the preceding three year period, or (ii) the sum of the base salary and annual bonuses that would otherwise have been payable through the end of the then current term of the agreement. If such termination occurs following the execution of a binding agreement which would result in a change in control if consummated on or prior to two years following a change in control, subject to his execution of a release of claims against us, all of Mr. Field’s outstanding equity compensation awards shall become fully vested, and we shall pay him a lump sum payment in an amount equal to the sum of three years’ annual base salary and three times the highest annual bonus paid to him during the preceding three year period. We shall also pay his COBRA premiums for continued health coverage, to the extent he elects such coverage, for a period of up to eighteen months. Additionally, should any of these payments become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we shall make an additional payment in an amount sufficient to place Mr. Field in the same after-tax position as if the excise tax had not applied. Assuming a December 31, 2013 termination by us without cause, Mr. Field would have received $4.1 million.

Furthermore, in the event that David J. Field dies or becomes disabled, then all of Mr. Field’s outstanding equity compensation awards that vest on the basis of our performance shall become fully vested and we shall pay him (or his estate, if applicable) a lump sum payment in an amount equal to the sum of two years’ annual base salary and two times the highest annual bonus paid during the preceding three year period, and we shall also pay his COBRA premiums for continued health coverage, to the extent he elects such coverage, for a period of up to eighteen months.

Finally, Mr. Field’s agreement also provides that in the event of a change in control (as defined in the agreement) all of Mr. Field’s then outstanding equity compensation awards shall become fully vested and exercisable.

• Stephen F. Fisher. We may terminate Mr. Fisher’s employment for Cause (as defined in the Entercom Equity Compensation Plan) or at our convenience. In the event of a termination by us for Cause, our obligations under the agreement cease. In the event of a termination by us without Cause, subject to certain conditions: (i) we must pay to Mr. Fisher a one-time bonus (calculated as one full year target bonus (i.e., 80% of salary) plus a prorated partial year target bonus); (ii) we must continue to pay Mr. Fisher’s salary and auto allowance through the longer of February 29, 2016 or one year from the termination date; (iii) all grants of options and RSUs will continue to vest through February 29, 2016; and (iv) any vested options may be exercised at any time within the later of two years from the date of termination or ninety days from the date of vesting, but in no event later than the expiration of the original ten year term of the option. Assuming a December 31, 2013 termination by us without Cause, Mr. Fisher would have received $2.1 million.

If Mr. Fisher’s agreement terminates as of any February 28th (or 29th in the case of a leap year) thereafter, due to a party electing to exercise the 120 day non-renewal out and we make Mr. Fisher an offer to continue employment for a period of at least one year with a salary, equity and bonus package which is equal to or greater than Mr. Fisher’s then current salary, equity and annual incentive bonus package (a “Qualified Offer”), it shall not be deemed a termination by us and there shall be no acceleration of the vesting of options or RSUs or extension of the period for exercise of options after termination from that provided in the Entercom Equity Compensation Plan and there shall be no payment of severance or continuation of salary or bonus payments thereafter. In the event of such a termination where we have not made a Qualified Offer, then subject to certain conditions: (i) we must pay to Mr. Fisher a one-time bonus (calculated as one full year target bonus (i.e., 80% of salary)); and (ii) we must continue to pay Mr. Fisher’s salary and auto allowance for one year from the date of such termination. These provisions relating to a Qualified Offer continue to apply to each extension of employment pursuant to any prior Qualified Offer or alternative agreement made pursuant to the agreement.

• Louise C. Kramer. We may terminate Ms. Kramer’s employment for Cause (as defined in her agreement) or at our convenience. In the event of a termination by us for Cause, our obligations under the agreement cease. In the event of a termination by us without Cause, subject to certain conditions, (i) we must continue to pay Ms. Kramer’s salary and auto allowance for one year from the termination date; (ii) all grants of options and RSUs will continue to vest during such one year period. Assuming a December 31, 2013 termination by us without Cause, Ms. Kramer would have received $0.5 million.

If Ms. Kramer’s agreement terminates as of March 30, 2016 (or any March 30 thereafter), due to a party electing to exercise the 120 day non-renewal out and we make Ms. Kramer an offer to continue employment for a period of at least one year with a salary and bonus package which is equal to or greater than Mr. Fisher’s then current salary and annual incentive bonus package (a “Qualified Offer”), it shall not be deemed a termination by us and there shall be continued vesting or payment of severance or continuation of salary or bonus payments thereafter. In the event of such a termination where we have not made a Qualified Offer, then subject to certain conditions: (i) we must continue to pay Ms. Kramer’s salary and auto allowance for one year from the termination date; (ii) all grants of options and RSUs will continue to vest during such one year period. These provisions relating to a Qualified Offer continue to apply to each extension of employment pursuant to any prior Qualified Offer or alternative agreement made pursuant to the agreement.

• Andrew P. Sutor, IV. We may terminate Mr. Sutor’s employment for Cause or at our convenience. In the event of a termination by us for Cause, our obligations under the agreement cease. In the event of a termination by us without Cause, subject to certain conditions: (i) we must pay to Mr. Sutor a one-time bonus equal to six months of Mr. Sutor’s then present salary. Assuming a December 31, 2013 termination by us without Cause, Mr. Fisher would have received $0.1 million.

• Eugene D. Levin. Mr. Levin is eligible to participate in our severance policy which is applicable to all of our employees. Under this policy, full-time employees are eligible for up to fifteen weeks severance (subject to certain requirements). Assuming a December 31, 2013 termination by us without cause Eugene D. Levin would have received $0.1 million.

OUTSTANDING EQUITY AWARDS TABLE

The following table provides summary information concerning outstanding equity awards as of December 31, 2013 for each of our Named Executive Officers:

Outstanding Equity Awards As Of December 31, 2013
	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan Awards:
			Equity					Incentive	Market or
			Incentive					Plan Awards:	Payout
			Plan					Number	Value of
			Awards:			Number	Market	of Unearned	Unearned
			Number of			of Shares	Value of	Shares,	Shares,
	Number of	Number of	Securities			Or Units	Shares or	Units or	Units or
	Securities	Securities	Underlying			of Stock	Units of	Other	Other
	Underlying	Underlying	Unexercised			That	Stock	Rights	Rights
	Unexercised	Unexercised	Unearned	Option	Option	Have	That	That	That
	Options	Options	Options	Exercise	Expiration	Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Unexercisable	Price	Date	Vested	Vested (1)	Vested	Vested (1)
	(#)			($)		(#)	($)	(#)	($)
David J. Field	140,000	—	—	$1.34	2/09/2019	—	$—	—	$—
						121,875	$1,280,906	—	$—
Stephen F. Fisher	40,000	—	—	$1.34	2/09/2019	—	$—	—	$—
						66,667	$700,670	—	$—
Louise C. Kramer	50,000	—	—	$1.34	2/09/2019	—	$—	—	$—
						65,000	$683,150	—	$—
Andrew P. Sutor, IV	7,500	—	—	$1.34	2/09/2019	—	$—	—	$—
						24,875	$261,436	—	$—
Eugene D. Levin	15,000	—	—	$1.34	2/09/2019	—	$—	—	$—
	1,750	—	—	$11.31	1/7/2018	—	$—	—	$—
						26,000	$273,260	—	$—

(1)	For purposes of computing the market value of the equity awards, the Company used the number of units reflected in the previous column, multiplied by the closing price of the Company’s stock of $10.51 on December 31, 2013.

OPTION EXERCISE AND STOCK VESTED TABLE

The following table provides certain information concerning the exercise of options and the vesting of restricted stock units during 2013 for each of our Named Executive Officers:

Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired	Realized	Acquired	Realized
	on	on	on	on
Name	Exercise	Exercise	Vesting	Vesting
	(#)	($)	(#)	($)
David J. Field	—	$—	197,452	$1,890,051
Stephen F. Fisher	20,000	$165,273	102,109	$843,387
Louise C. Kramer	—	$—	21,110	$181,179
Andrew P. Sutor, IV	—	$—	7,708	$60,242
Eugene D. Levin	—	$—	9,441	$78,553

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table provides certain information concerning nonqualified deferred compensation activity during 2013 for each of our Named Executive Officers:

Nonqualified Deferred Compensation
	(amounts in dollars)
	Aggregate	Executive				Aggregate
	Balance	Contributions			Aggregate	Balance
	As of	in 2013	Company	Aggregate	Withdrawals	As of
	December 31,	Calendar	Contributions	Earnings	or	December 31,
Name	2012	Year (1)	in 2013	in 2013 (2)	Distributions	2013 (3)
David J. Field	$—	$—	$—	$—	$—	$—
Stephen F. Fisher	$599,853	$—	$—	$131,708	$—	$731,561
Louise C. Kramer	$1,293,447	$107,889	$—	$410,493	$—	$1,811,829
Andrew P. Sutor, IV	$13,394	$—	$—	$4,590	$—	$17,984
Eugene D. Levin	$321,794	$34,725	$—	$122,833	$—	$479,352

(1)	Under the Company’s nonqualified deferred compensation plan, the type of compensation that can be deferred is base compensation and bonus.
(2)	The Company determines earnings by providing the employee with a phantom account at a third party who offers a selection of mutual funds. Aggregate earnings are based upon the performance of the mutual funds.
(3)	The employee or their designated beneficiaries are allowed withdrawals based upon certain events, such as death, disability or termination of employment.

DIRECTOR COMPENSATION

For 2013, our non-employee Directors compensation policy provided for the following annual cash compensation: (i) an Annual Board Retainer Fee of $40,000; (ii) Committee Membership Fees of: (a) $7,500 for Audit Committee members; (b) $2,500 for Compensation Committee members; and (c) $2,500 for Nominating/Corporate Governance Committee members; and (iii) Committee Chair Fees of: (x) $10,000 for the Audit Committee Chair; and (y) $7,500 for the Compensation Committee Chair. These fees are paid in equal quarterly installments; provided that each non-employee director has the option to elect to receive RSUs in lieu of such cash payments. In addition to the cash component, each non-employee Director receives an annual grant of RSUs with a market value of $35,000 to be granted at the time of annual grants to employees of the Company in the form previously approved by the Compensation Committee and which vest over four years.

In lieu of the standard non-employee director compensation, on November 12, 2013, in connection with his appointment to our Board of Directors, Joel Hollander received 4,665 RSUs (representing 125% of the annual non-employee director grant value).

The following table provides summary information concerning compensation paid to or earned by each of our Directors for services rendered during 2013:

Director Compensation
	(amounts in dollars)
						Change in
						Pension
	Fees					Value and
	Earned	Awards Of			Non-Equity	Nonqualified
	or Paid	Restricted		Awards	Incentive	Deferred	All
	in	Stock		Of	Plan	Compensation	Other
Name	Cash (1)	Units		Options	Compensation	Earnings	Compensation		Total
David Berkman	$60,000	$35,000	(2)	$	$—	$—	$—		$95,000
Daniel E. Gold	$61,250	$35,000	(2)	$	$—	$—	$—		$96,250
Joel Hollander	$2,000	$43,758	(3)	$	$—	$—	$35,000	(4)	$80,758
Mark R. LaNeve (5)	—	—		$	$—	$—	$—		$—
Robert S. Wiesenthal	$48,750	$35,000	(2)	$	$—	$—	$—		$83,750

(1)	The Directors receive their annual fee of $40,000 in cash. Additional fees are paid for committee participation.
(2)	On February 4, 2013, the Director received 4,311 RSUs at a grant date fair value of $8.12 that vest over a four-year period (50% in year two, 25% in year three and 25% in year four). The compensation expense for this award is reflected in this column.
(3)	On November 12, 2013, the Director received 4,665 RSUs at a grant date fair value of $9.38 that vest over a four-year period (50% in year two, 25% in year three and 25% in year four). The compensation expense for this award is reflected in this column.
(4)	In connection with certain consulting services that were provided prior to Mr. Hollander’s role as a Board member, Mr. Hollander received fees of $35,000 in 2013.
(5)	Mr. LaNeve joined the board in March 2014.

EQUITY COMPENSATION PLANS

Equity Compensation Plan Information as of December 31, 2013
	(a)	(b)	(c )
Number Of
	Number Of	Weighted	Securities
	Shares To Be	Average	Remaining
	Issued Upon	Exercise	Available For
	Exercise Of	Price Of	Future Issuance
	Outstanding	Outstanding	Under Equity
	Options,	Options,	Compensation
	Warrants	Warrants	Plans (Excluding
Plan Category	And Rights	And Rights	Column (a))
Equity Compensation Plans Approved by Shareholders:
Entercom Equity Compensation Plan (1)	557,550	$2.58	3,870,533
Equity Compensation Plans Not Approved by Shareholders:
None	—	—	—

Total	557,550		3,870,533

(1)	As of December 31, 2013: (i) the maximum number of shares authorized under the Plan was 10.3 million shares; and (ii) 3.9 million shares remain available for future grant under the Plan. The shares authorized under the Entercom Equity Compensation Plan (the “Plan”) increase each January 1 by 1.5 million shares (or a lesser number as may be determined by the Company’s Board of Directors). For January 1, 2014, our Board of Directors determined that no additional shares would be added to the Plan.

ENTERCOM EQUITY COMPENSATION PLAN

(Without giving effect to the February 3, 2014 Amendment and Restatement)

Overview. The purpose of the Plan is to attract and retain our employees, employees of our subsidiaries (including employees who are Named Executive Officers or Directors) and to provide incentives to our non-employee Directors and certain advisors and consultants who perform services for us and our subsidiaries. The Plan provides for grants of: (i) options intended to qualify as incentive stock options (“ISOs”) within the meaning of Section 422 of the Code; (ii) “nonqualified stock options” that are not intended to so qualify (“NQSOs”); (iii) restricted stock / restricted stock units; and (iv) stock appreciation rights (“SARs”).

Amendment and restatement of the Plan. On February 3, 2014, the Board of Directors approved an amendment and restatement of the Plan. See Proposal 3 above for a description of the proposed amendments.

Shares. As of March 5, 2013, an aggregate of 10.3 million shares of Class A Common Stock are authorized for issuance under the Plan, of which 3.2 million remain available for issuance. The Plan as amended and restated in 2005 initially authorized 8.5 million shares, plus an additional 1.5 million shares per year (effective each January 1). For January 1, 2007, 2008, 2013 and 2014, our Board of Directors determined that no additional shares would be added to the Plan, while for each of January 1, 2006, and 2009-2012 the additional 1.5 million shares were added to the Plan. In addition, as a result of the Company’s 2006 Option Exchange Program (pursuant to which options surrendered net of restricted stock issued were not available for reissuance) and the Company’s 2009 Option Exchange Program (pursuant to which all options surrendered were not available for reissuance) the number of shares that can be issued under the Plan was effectively reduced by an aggregate of 5.7 million shares. Accordingly, the following table shows the shares that have been authorized for issuance under the Plan:

Initial Authorized Amount	8,500,000
Annual Increases	7,500,000
2006 Option Exchange Program Decrease	(3,574,376)
2009 Option Exchange Program Decrease	(2,084,518)

TOTAL	10,341,106

Only shares of Class A Common Stock may be issued under the Plan. The number of shares for which ISOs may be issued under the Plan may not exceed 1.85 million shares, subject to adjustment. If and to the extent grants awarded under the Plan expire or are terminated for any reason without being exercised, the shares of Class A Common Stock subject to such grant will again be available for purposes of the Plan.

Administration of the Plan. The Plan is administered and interpreted by the Compensation Committee (the “Committee”) of the Board of Directors. The Committee shall consist of two or more persons who may be “outside directors” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and related Treasury regulations and “non-employee directors” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Subject to ratification or approval by the Board if the Board retains such right, the Committee has authority to: (i) determine the individuals to whom grants shall be made under the Plan; (ii) determine the type, size and terms of the grants to be made to each such individual; (iii) determine the time when grants will be made and the commencement and duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability; and (iv) deal with any other matters arising under the Plan.

Eligibility for Participation. The following are eligible to be participants in the Plan (“Participants”): (i) all employees of us and our subsidiaries (“Employees”), including Employees who are officers or members of the Board; (ii) members of the Board who are not Employees (“Non-Employee Directors”); and (iii) those consultants and advisors who perform services for us or any of our subsidiaries (“Key Advisors”), if the Key Advisors are natural persons rendering bona fide services and such services are not in connection with the offer or sale of securities in a capital-raising transaction. The aggregate number of shares of our stock that may be granted to any individual during any calendar year may not exceed 925,000 shares.

Change of Control. Upon a Change of Control, unless the Committee determines otherwise: (i) each Grantee with outstanding Grants shall receive written notice of such Change of Control: (ii) all outstanding Options and SARs shall automatically accelerate and become fully exercisable; and (iii) the restrictions and conditions on all outstanding restricted stock shall immediately lapse. Upon a Change of Control where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options and rights by, the surviving corporation. A change of control is defined as: (i) any “person” becoming a “beneficial owner” of securities of us representing more than 50% of all votes required to elect a majority of the Board, provided that a Change of Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a shareholder; (ii) the consummation by us of: (a) a merger or consolidation where our shareholders will not own more than 50% of all votes required to elect a majority of the Board of Directors of the surviving corporation, or (b) the consummation of an agreement providing for the sale or disposition by us of all or substantially all of our assets; (iii) a liquidation or dissolution of us; or (iv) any person completing a tender offer or exchange offer for shares representing more than 50% of all votes required to elect a majority of our Board.

BOARD OF DIRECTOR COMMITTEE REPORTS

The following Compensation Committee Report and Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT

To the Board of Directors:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management of the Company, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A relating to the 2014 Annual Meeting of Shareholders.

The Compensation Committee is currently comprised of David J. Berkman, Chairman, Daniel E. Gold and Robert S. Wiesenthal, each an independent Director.

COMPENSATION COMMITTEE
David J. Berkman, Chairman
Daniel E. Gold
Robert S. Wiesenthal

February 28, 2014

AUDIT COMMITTEE REPORT

To the Board of Directors:

The Audit Committee has reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2013.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities Exchange Commission.

The Audit Committee is currently comprised of Daniel E. Gold, Chairman, David J. Berkman and Robert S. Wiesenthal, each an independent Director.

AUDIT COMMITTEE
Daniel E. Gold, Chairman
David J. Berkman
Robert S. Wiesenthal

February 27, 2014

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 5, 2014, regarding the beneficial ownership of our common stock by: (i) each person known by us to beneficially own more than 5% percent of any class of our common stock; (ii) each of our Directors and Named Executive Officers; and (iii) all of our Directors and Named Executive Officers as a group. Each shareholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted. Shares of common stock subject to options currently exercisable or that are exercisable within sixty days are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options but are not deemed outstanding for calculating the percentage of any other person.

Name of Beneficial Owner	Common Stock				Percentages
	Class A (1)		Class B (2)
	Number of Shares Beneficially Owned (3)	Percent of Class	Number of Shares Beneficially Owned (3)	Percent of Class	Total Economic Interest (3)	Total Voting Power (3)
Joseph M. Field (4)	1,596,656	5.0%	6,148,282	85.4%	19.8%	62.2%
David J. Field (5)	3,166,340	9.9%	749,250	10.4%	10.0%	11.0%
Stephen F. Fisher (6)	530,201	1.6%	—	—	1.4%	*
Louise C. Kramer (7)	307,036	*	—	—	*	*
Andrew P. Sutor, IV (8)	48,903	*	—	—	*	*
Eugene D. Levin (9)	91,053	*	—	—	*	*
David J. Berkman (10)	38,553	*	—	—	*	*
Daniel E. Gold (11)	18,605	*	—	—	*	*
Joel Hollander	8,377	*	—	—	*	*
Mark R. LaNeve	—
Robert S. Wiesenthal (12)	30,392	*	—	—	*	*
All Directors and Executive Officers as a group (twelve persons)	5,753,927	17.9%	6,897,532	95.8%	32.1%	74.0%
Contrarius Investment Management Limited (13)	2,883,731	9.0%	—	—	7.4%	3.0%
JPMorgan Chase & Co. (14)	2,578,462	8.1%	—	—	6.6%	2.7%
Edwin R. Boynton, as trustee (15)	2,493,598	7.8%	—	—	6.4%	2.6%
Rubicon Advisor LLC (16)	2,445,742	7.7%	—	—	6.3%	2.5%
American Century Investment Management Inc. (17)	2,250,459	7.1%
Martin L. Garcia (18)	2,132,091	6.7%	—	—	5.8%	2.3%
Sterling Capital Management LLC (19)	1,636,265	5.1%	—	—	4.2%	1.7%

*	Less than one percent.
(1)	For the purpose of calculating the percentage of Class A Common Stock held by each shareholder, the total number of shares of Class A Common Stock outstanding does not include the shares of Class A Common Stock issuable upon conversion of the outstanding shares of Class B Common Stock. The number of shares of Class A Common Stock includes all outstanding restricted stock and shares that may be acquired within sixty days through the exercise of options.

(2)	The Class A Common Stock and the Class B Common Stock vote together as a single class on all matters submitted to a vote of shareholders. Each share of Class A Common Stock is entitled to one vote. Each share of Class B Common Stock is entitled to ten votes, except: (a) any share not voted by either Joseph M. Field or David J. Field is entitled to one vote; (b) the holders of Class A Common Stock, voting as a separate class, are entitled to elect two Directors; (c) each share of Class B Common Stock is entitled to one vote with respect to any “going private” transactions under the Exchange Act; and (d) as required by law. The shares of Class B Common Stock are convertible in whole or in part, at the option of the holder, subject to certain conditions, into the same number of shares of Class A Common Stock.
(3)	With respect to Class A Common Stock: (i) the number of shares beneficially owned and the percentage of economic ownership are based on 31,913,629 shares (which includes 1,516,957 shares that are either unvested restricted stock or vested but deferred shares of restricted stock); and (ii) the percentage of voting power is based on 30,396,672 shares of Class A Common Stock (which excludes 1,516,957 shares that are either unvested restricted stock or vested but deferred shares of restricted stock, neither of which have the right to vote). With respect to Class B Common Stock, the number of shares beneficially owned, the percentage of economic ownership and the percentage of voting ownership are based on 7,197,532 shares of Class B Common Stock outstanding. The number of shares of Class A Common Stock listed for each individual includes all outstanding restricted stock and shares that may be acquired within sixty days of March 8, 2013 through the exercise of options.
(4)	Includes with respect to Class A Common Stock: (a) 6,000 shares of Class A Common Stock that may be acquired through the exercise of options; and (b) 21,578 shares of Class A Common Stock held of record by Joseph M. Field as trustee of a trust for the benefit of his sister-in-law. In addition, these shares include: (x) 100,000 shares of Class A Common Stock deemed to be beneficially owned by Joseph M. Field as a director and officer of the Joseph and Marie Field Foundation; and (y) 100,000 shares of Class A Common Stock deemed to be beneficially owned by Joseph M. Field as a director and officer of the Joseph and Marie Field Family Environmental Foundation. Mr. Field, however, disclaims beneficial ownership of all shares of Class A Common Stock owned by these two foundations. These shares also include the following securities beneficially owned by Mr. Field’s spouse: (i) 330,000 shares of Class B Common Stock; and (ii) 206,094 shares of Class A Common Stock held of record by Marie H. Field as co-trustee of a trust for the benefit of her daughter. The address of this shareholder is 401 E. City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004.
(5)	Includes with respect to Class A Common Stock: (a) 140,000 shares of Class A Common Stock that may be acquired through the exercise of options; (b) 206,094 shares of Class A Common Stock held of record by David J. Field as co-trustee of a trust for the benefit of his sister, (c) 438,876 shares of Class A Common Stock held of record by David J. Field as co-trustee of a trust for the benefit of David J. Field and his children; and (d) 921,572 shares of Class A Common Stock held of record by David J. Field as co-trustee of two trusts for the benefit of the descendants of David J. Field and his sister, respectively. The address of this shareholder is 401 E. City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004.
(6)	Includes 40,000 shares of Class A Common Stock issuable upon exercise of options.
(7)	Includes 50,000 shares of Class A Common Stock issuable upon exercise of options.
(8)	Includes 7,500 shares of Class A Common Stock issuable upon exercise of options.
(9)	Includes 16,750 shares of Class A Common Stock issuable upon exercise of options.
(10)	Includes 2,000 shares of Class A Common Stock issuable upon exercise of options.
(11)	Includes 2,000 shares of Class A Common Stock issuable upon exercise of options.
(12)	Includes 2,000 shares of Class A Common Stock issuable upon exercise of options.
(13)	The address of this shareholder is 2 Bond Street, St. Helier, Jersey JE2 3NP, Channel Islands.
(14)	The address of this shareholder is 270 Park Avenue, 38th Floor, New York, NY 10017.
(15)	Includes: (a) 438,876 shares of Class A Common Stock held of record by Edwin R. Boynton as co-trustee of a trust for the benefit of David J. Field, (b) 498,286 shares of Class A Common Stock held of record by Edwin R. Boynton as co-trustee of a trust for the benefit of the descendants of David J. Field; (c) 1,036,436 shares of Class A Common Stock held of record by Edwin R. Boynton as co-trustee of two trusts for the benefit of the sister of David J. Field and her descendants; (d) 260,000 shares of Class A Common Stock held of record by Edwin R. Boynton as trustee of a trust for the benefit of David J. Field; and (e) 260,000 shares of Class A Common Stock held of record by Edwin R. Boynton as trustee of a trust for the benefit of the sister of David J. Field. The address of this shareholder is Stradley Ronon Stevens & Young, LLP, Attn: Edwin R. Boynton, 2600 One Commerce Square, Philadelphia, Pennsylvania 19103.
(16)	The address of this shareholder is 380 Lexington Avenue, 17th Floor, New York, NY 10168.
(17)	The address of this shareholder is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111.
(18)	The address of this shareholder is 1700 S. MacDill Avenue, Suite 240, Tampa, Florida 33629.
(19)	The address of this shareholder is Two Morrocroft Centre, 4064 Colony Road, Suite 300, Charlotte, NC 28211.

OTHER INFORMATION

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Shareholder Director Nominations. Our Bylaws require that for Director nominations to be properly brought before an annual meeting by a shareholder, the shareholder must have given notice no later than sixty days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Accordingly, the deadline for notification of shareholder Director nominations for the 2015 Annual Meeting is March 6, 2015. Any such shareholder notification must comply with the requirements set forth in our Bylaws and must be submitted in writing to the Corporate Secretary, Entercom Communications Corp., 401 E. City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004.

Other Shareholder Proposals. Our Bylaws require that for a proposal (other than a Director nomination) to be properly brought before an annual meeting by a shareholder, the shareholder must have given notice no later than the earlier of: (i) sixty days prior to the anniversary date of the immediately preceding annual meeting of shareholders; or (ii) 120 days prior to the anniversary date of the mailing of our proxy statement for the immediately preceding annual meeting of shareholders. Accordingly, the deadline for notification of shareholder proposals for the 2015 Annual Meeting is November 20, 2014. Any such shareholder notification must comply with the requirements set forth in our Bylaws and must be submitted in writing to the Corporate Secretary, Entercom Communications Corp., 401 E. City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004.

Inclusion in Proxy Statement. In order for a shareholder proposal to be considered for inclusion in our proxy statement, such shareholder proposals must satisfy the requirements of Rule 14a-8 of the Exchange Act as well as those set forth in our Bylaws. In accordance with Rule 14a-8, any such shareholder proposal must be received at our executive office (Entercom Communications Corp., 401 E. City Avenue, Suite 809, Bala Cynwyd, Pennsylvania, 19004) not less than 120 calendar days before the date of our proxy statement released to shareholders in connection with the previous year’s annual meeting. Accordingly, the deadline for notification of shareholder proposals for inclusion in our proxy statement for the 2015 Annual Meeting is November 20, 2014.

OTHER PROPOSALS

We do not know of any other matters to be presented at the annual meeting other than those discussed in this proxy statement. If however, other matters are properly brought before the annual meeting, your proxies will be able to vote those matters at their discretion.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and Directors, and persons who own more than ten percent of a registered class of our equity securities (“Reporting Persons”), to file reports of beneficial ownership (Forms 3, 4 and 5) of our equity securities with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on our review of Forms 3, 4 and 5 and amendments thereto furnished to us, we believe the Reporting Persons of Entercom were in compliance with these requirements for 2013, except for one Form 4 (for Joel Hollander) with respect to one transaction on November 12, 2013, which Form 4 was filed one day late on November 15, 2013. The transaction (a grant of 4,665 RSUs) was late because of a delay in obtaining EDGAR access codes for this new director.

CORPORATE GOVERNANCE

We have an ongoing commitment to good governance and business practices. In furtherance of this commitment, we regularly monitor developments in the area of corporate governance and review our processes and procedures in light of such developments. We comply with the rules and regulations promulgated by the Securities and Exchange Commission and the New York Stock Exchange, and implement other corporate governance practices that we believe are in the best interest of us and our shareholders.

• Code of Business Conduct and Ethics. We have adopted a Code of Business Conduct and Ethics that applies to each of our employees including our Principal Executive Officer and senior members of our finance department. Our Code of Business Conduct and Ethics is posted on the “Investors” sub-page of our website located at www.entercom.com/investors (Select “Governance”).

• Board Committee Charters. Each of our Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee has a committee charter as required by the rules of the New York Stock Exchange. These committee charters are posted on the “Investors” sub-page of our website located at www.entercom.com/investors (Select “Governance”).

• Corporate Governance Guidelines. Our Board of Directors has established certain Corporate Governance Guidelines as required by the rules of the New York Stock Exchange. These guidelines are posted on the “Investors” sub-page of our website located at www.entercom.com/investors (Select “Governance”).

• Policies and Procedures for Complaints Regarding Accounting, Internal Accounting Controls, Fraud or Auditing Matters. We have established certain policies and procedures through which employees may report concerns regarding accounting, internal accounting controls, fraud or auditing matters. A copy of our policy is posted on the “Investors” sub-page of our website located at www.entercom.com/investors (Select “Governance”).

ANNUAL REPORT

We are making available a copy of our 2013 Annual Report together with this proxy statement to shareholders of record on the annual meeting record date. Any shareholder who desires an additional copy may obtain it, without charge, by addressing a request to the Corporate Secretary, Entercom Communications Corp., 401 E. City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004.

By Order of the Board of Directors,

Andrew P. Sutor, IV
Secretary

Bala Cynwyd, Pennsylvania

March 25, 2014

Exhibit A

ENTERCOM EQUITY COMPENSATION PLAN

(With Proposed Amendment To Section 15)

The purpose of the Entercom Equity Compensation Plan (the “Plan”) is to provide (i) designated employees of Entercom Communications Corp. (the “Company”) and its subsidiaries, (ii) certain consultants and advisors who perform services for the Company or its subsidiaries and (iii) non-employee members of the Board of Directors of the Company (the “Board”) with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock or restricted stock units. The Company believes that the Plan will enhance the incentive for participants to contribute materially to the growth of the Company, thereby benefiting the Company and the Company’s shareholders, and will align the economic interests of the participants with those of the shareholders.

1. Administration

(a) Committee. The Plan shall be administered and interpreted by a committee appointed by the Board (the “Committee”). The Committee shall consist of two or more persons who may be “outside directors” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and related Treasury regulations and “non-employee directors” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the Board may retain the right to ratify, approve or amend any grants as it deems appropriate. If the Board requires ratification or approval of a grant and the grant is not ratified or approved by the Board, such grant shall not be effective. Before an initial public offering of the Company’s stock as described in Section 21(b) (a “Public Offering”), the Plan may be administered by the Board. If the Board administers the Plan during a period prior to a Public Offering, references in the Plan to the “Committee” shall be deemed to refer to the Board during but only for such period.

(b) Committee Authority. Subject to ratification or approval by the Board if the Board retains such right pursuant to subsection (a) above, the Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when grants will be made and the commencement and duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability and (iv) deal with any other matters arising under the Plan.

(c) Committee Determinations. Subject to ratification, approval or amendment by the Board if the Board retains such right pursuant to subsection (a) above, the Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. Subject to ratification, approval or amendment by the Board if the Board retains such right pursuant to subsection (a) above, the Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

(d) Delegation of Authority. Notwithstanding the foregoing, the Committee may delegate to the Chief Executive Officer of the Company the authority to make, and amend, grants under the Plan to employees and Key Advisors (as defined herein) of the Company and its subsidiaries who are not subject to the restrictions of Section 16(b) of the Exchange Act and who are not expected to be subject to the limitations of Section 162(m) of the Code. The grant of authority under this subsection 1(d) shall be subject to such conditions and limitations as may be determined by the Committee, subject to ratification and approval by the Board if the Board retains such right pursuant to subsection (a) above. If the Chief Executive Officer makes grants pursuant to the delegated authority under this subsection (d), references in the Plan to the “Committee,” as they relate to making, or amending, such grants, shall be deemed to refer to the Chief Executive Officer.

Exhibit A - 1

2. Shares Subject to the Plan and Types of Grants

Before a Public Offering, awards may be made under the Plan with respect to shares of non-voting common stock of the Company, and after a Public Offering, awards may be made with respect to shares of Class A common stock of the Company. The term “Company Stock” means, before a Public Offering, non-voting common stock of the Company and, after a Public Offering, Class A common stock of the Company. Awards under the Plan may consist of grants of (a) incentive stock options as described in Section 5 (“Incentive Stock Options”), (b) nonqualified stock options as described in Section 5 (“Nonqualified Stock Options”) (Incentive Stock Options and Nonqualified Stock Options are collectively referred to as “Options”), (c) restricted stock as described in Section 6 (“Restricted Stock”), (d) stock appreciation rights as described in Section 7 (“SARs”) and (e) restricted stock units as described in Section 8 (“Restricted Stock Units”) (all such awards being hereinafter collectively referred to as “Grants”). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument or an amendment to the grant instrument made in conformance with the Plan (the “Grant Instrument”). The Committee shall approve the form and provisions of each Grant Instrument. Grants under a particular Section of the Plan need not be uniform as among the Grantees (as defined below) or among any class or grouping of Grantees.

3. Limitations on the Number of Shares Subject to the Plan

(a) Limitations. The aggregate number of shares of Company Stock that may be issued or transferred pursuant to Grants under the Plan shall be 8,500,000 subject to adjustment as described in subsection (b) below. In addition to the foregoing, subject to adjustment as described in subsection (b) below, commencing on January 1, 2006 and each anniversary thereafter during the term of the Plan, the number of shares of Company Stock that may be issued or transferred pursuant to Grants under the Plan shall be increased by (i) 1,500,000 shares of Company Stock or (ii) a lesser amount determined by the Board. As a further limitation, subject to adjustment as described in subsection (b) below, the aggregate number of shares of Company Stock that may be subject to Grants of Incentive Stock Options shall not exceed 1,850,000 shares. Subject to adjustment as described in subsection (b) below, the aggregate number of shares of Company Stock that may be subject to Grants made under the Plan to any individual during any calendar year shall not exceed 925,000 shares. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Common Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any shares of Restricted Stock are forfeited, or if any Restricted Stock Units granted under the Plan are forfeited, the shares subject to such Grants shall again be available for purposes of the Plan.

(b) Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation in which the Company is the surviving corporation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Grants, the maximum number of shares of Company Stock that any individual participating in the Plan may be granted in any year, the maximum number of shares of Company Stock that may be subject to Restricted Stock Grants and Restricted Stock Unit Grants, the maximum number of shares of Company Stock that may be subject to Incentive Stock Options, the number of shares covered by outstanding Grants, the kind of shares issued under the Plan, and the price per share of such Grants shall be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive.

(c) Provisions Applicable to Section 162(m) Participants

(i) The Committee, in its discretion, may determine whether a Grant is to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code.

(ii) Notwithstanding anything in the Plan to the contrary, the Committee (provided it is comprised solely of two or more “outside directors” as defined under Section 162(m) of the Code) may award any Grant to a Section 162(m) Participant, including Restricted Stock and Restricted Stock Units the restrictions with respect to which lapse upon the attainment of performance goals which are related to one or more of the Performance Criteria.

Exhibit A - 2

(iii) To the extent necessary to comply with the performance-based compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Restricted Stock and Restricted Stock Units granted under the Plan to one or more Section 162(m) Participants, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i) designate one or more Section 162(m) Participants, (ii) select the Performance Criteria applicable to the fiscal year or other designated fiscal period or period of service, (iii) establish the various performance targets, in terms of an objective formula or standard, and amounts of such Restricted Stock which may be earned for such fiscal year or other designated fiscal period or period of service, and (iv) specify the relationship between Performance Criteria and the performance targets and the amounts of Restricted Stock or Restricted Stock Units to be earned by each Section 162(m) Participant for such fiscal year or other designated fiscal period or period of service. Following the completion of each fiscal year or other designated fiscal period or period of service, the Committee shall certify in writing whether the applicable performance targets have been achieved for such fiscal year or other designated fiscal period or period of service. In determining the amount earned by a Section 162(m) Participant, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the fiscal year or other designated fiscal period or period of service.

(iv) Furthermore, notwithstanding any other provision of the Plan, any Grant awarded to a Section 162(m) Participant and that is intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

(v) For purposes of the Plan,

(A) “Performance Criteria” shall mean the following business criteria with respect to the Company, any subsidiary or any division or operating unit: (a) net income, (b) pre-tax income, (c) operating income, (d) cash flow, (e) earnings per share, (f) return on equity, (g) return on invested capital or assets, (h) cost reductions or savings, (i) funds from operations, (j) appreciation in the fair market value of Company Stock, (k) total shareholder returns and (l) earnings before any one or more of the following items: interest, taxes, depreciation or amortization; each as determined in accordance with generally accepted accounting principles or subject to such adjustments as may be specified by the Committee.

(B) “Section 162(m) Participant” shall mean any key Employee designated by the Committee as a key Employee whose compensation for the fiscal year in which the key Employee is so designated or a future fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

4. Eligibility for Participation

(a) Eligible Persons. All employees of the Company and its subsidiaries (“Employees”), including Employees who are officers or members of the Board, and members of the Board who are not Employees (“Non-Employee Directors”) shall be eligible to participate in the Plan. Consultants and advisors who perform services for the Company or any of its subsidiaries (“Key Advisors”) shall be eligible to participate in the Plan if the Key Advisors are natural persons rendering bona fide services and such services are not in connection with the offer or sale of securities in a capital-raising transaction.

(b) Selection of Grantees. The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines. Employees, Key Advisors and Non-Employee Directors who receive Grants under this Plan shall hereinafter be referred to as “Grantees.”

5. Granting of Options

(a) Number of Shares. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.

(b) Type of Option and Price.

Exhibit A - Page 3

(i) The Committee may grant Incentive Stock Options which are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code or Nonqualified Stock Options which are not intended so to qualify or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

(ii) The purchase price (the “Exercise Price”) of Company Stock subject to an Option shall be determined by the Committee and may be equal to, greater than, or less than the Fair Market Value (as defined below) of a share of Company Stock on the date the Option is granted; provided, however, that (x) the Exercise Price of an Incentive Stock Option shall be equal to, or greater than, the Fair Market Value of a share of Company Stock on the date the Incentive Stock Option is granted; (y) an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, unless the Exercise Price per share is not less than 110% of the Fair Market Value of Company Stock on the date of grant and (z) in the event that the Exercise Price of an Option is below the Fair Market Value per share on the date of grant, such Option may also include limitations regarding the exercise of such Option and may provide that such exercise is subject to certain terms and restrictions, including a prior election by the Grantee, to the extent such terms and restrictions are required so as not cause the Option or the shares of Company Stock issuable pursuant to the exercise of such Option to be includable in the gross income of the Grantee under Section 409A of the Code prior to such times or occurrence of such events, as permitted by the Code and the regulations and other guidance thereunder (including, without limitation, Section 409A of the Code, and the regulations and other guidance issued by the Secretary of the Treasury thereunder).

(iii) If the Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (x) if the principal trading market for the Company Stock is a national securities exchange or market, the last reported sale price thereof on the relevant date or (if there were no trades on that date or if the Committee determines otherwise in its discretion) the latest preceding date upon which a sale was reported, or (y) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Company Stock is not publicly traded or, if publicly traded but not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

(c) Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option which is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, may not have a term that exceeds five years from the date of grant.

(d) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason, and such acceleration need not be uniform as among any class or grouping of Grantees. Notwithstanding the foregoing, a Nonqualified Stock Option intended to comply with Section 409A of the Code pursuant to Subsection (b)(ii) above shall be exercisable at such times as are permitted under Section 409A of the Code and shall not be accelerated to the extent such acceleration would not comply with Section 409A of the Code.

(e) Termination of Employment, Disability or Death.

(i) Except as provided below, an Option may only be exercised while the Grantee is employed by, or providing service to, the Company as an Employee, Key Advisor or member of the Board. In the event that a Grantee ceases to be employed by, or provide service to, the Company for any reason other than a Disability (as defined in subsection (v) below), death, or termination for Cause (as defined in subsection (v) below), any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days after the date on which the Grantee ceases to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Company shall terminate as of the date such employment or service ceased.

Exhibit A - 4

(ii) In the event the Grantee ceases to be employed by, or provide service to, the Company on account of a termination for Cause by the Company, any Option held by the Grantee shall terminate as of the date and time the Grantee ceases to be employed by, or provide service to, the Company. In addition, notwithstanding any other provisions of this Section 5, if the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed by, or providing service to, the Company or after the Grantee’s termination of employment or service, any Option held by the Grantee shall immediately terminate. In the event the Grantee has engaged in conduct that constitutes Cause, in addition to the immediate termination of all Grants, the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares (subject to any right of setoff by the Company).

(iii) In the event the Grantee ceases to be employed by, or provide service to, the Company because the Grantee is Disabled, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Company shall terminate as of the date such employment or service ceased.

(iv) If the Grantee dies while employed by, or providing service to, the Company or within 90 days after the date on which the Grantee ceases to be employed or provide service on account of a termination specified in Section 5(e)(i) above (or within such other period of time as may be specified by the Committee), any Option which is otherwise exercisable by the Grantee as of the date of his or her death shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Company shall terminate as of the date such employment or service ceased.

(v) For purposes of this Section 5(e) and Section 6:

(A) The term “Company” shall mean the Company and its parent and subsidiary corporations.

(B) “Employed by, or provide service to, the Company” shall mean employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Restricted Stock and Restricted Stock Units, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be an Employee, Key Advisor or member of the Board), unless the Committee determines otherwise in the Grant Instrument.

(C) “Disability” or “Disabled” shall mean a Grantee’s becoming disabled within the meaning of Section 22(e)(3) of the Code.

(D) “Cause” shall mean, except to the extent specified otherwise by the Committee or separately defined in a written employment or similar agreement between a Grantee and the Company, a finding by the Committee that, before or after termination of employment or service, the Grantee (i) has engaged in fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, (ii) has breached any provision of his or her employment or service contract with the Company, including, without limitation, any covenant against competition and/or raiding of the Company’s Employees, Non-Employee Directors or Key Advisors, or (iii) has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information.

Exhibit A - Page 5

(f) Exercise of Options. A Grantee may exercise an Option which has become exercisable, in whole or in part, by delivering a notice of exercise to the Company with payment of the Exercise Price. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (x) in cash, (y) with the approval of the Committee, subject to such restrictions as the Committee deems appropriate, by delivering shares of Company Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of an Option) and having a Fair Market Value on the date of exercise equal to the Exercise Price or (z) by such other method as the Committee may approve, including, after a Public Offering, payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. Shares of Company Stock used to exercise an Option must, unless otherwise determined by the Committee, have been held by the Grantee for the requisite period of time to avoid adverse accounting or tax consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any withholding tax due (pursuant to Section 9) at the time of exercise.

(g) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that if the aggregate Fair Market Value of the stock with respect to which Incentive Stock Options are exercisable for the first time during any calendar year by a Grantee exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. For this purpose, the Fair Market Value of the stock shall be measured on the date of grant of the Option. All Incentive Stock Options granted to the Grantee under the Plan or any other stock option plan of the Company or a parent or subsidiary corporation shall be taken into consideration in determining whether the foregoing limit has been met. An Incentive Stock Option shall not be granted to any person who is not an employee of the Company or a parent or subsidiary (within the meaning of Section 424(f) of the Code) at the time of the grant.

6. Restricted Stock Grants

The Committee may issue or transfer shares of Company Stock to an Employee, Non-Employee Director or Key Advisor under a Grant of Restricted Stock, upon such terms as the Committee deems appropriate. The following provisions are applicable to Restricted Stock:

(a) General Requirements. Shares of Company Stock issued or transferred pursuant to Restricted Stock Grants may be issued or transferred for consideration or for no consideration, as determined by the Committee. The Committee may establish conditions under which restrictions on shares of Restricted Stock shall lapse over a period of time or according to such other criteria as the Committee deems appropriate. The period of time during which the Restricted Stock will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b) Number of Shares. The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Restricted Stock Grant and the restrictions applicable to such shares.

(c) Requirement of Employment or Service. If the Grantee ceases to be employed by, or provide service to, the Company (as defined in Section 5(e)) during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Restricted Stock Grant shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Restricted Stock except to a Successor Grantee under Section 10(a). Each certificate for a share of Restricted Stock shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for shares of Restricted Stock until all restrictions on such shares have lapsed, or that the Company will retain possession of certificates for shares of Restricted Stock until all restrictions on such shares have lapsed.

(e) Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, during the Restriction Period, the Grantee shall have the right to vote shares of Restricted Stock and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee.

(f) Lapse of Restrictions. All restrictions imposed on Restricted Stock shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. The Committee may waive any or all restrictions and conditions of a Restricted Stock Grant. Unless otherwise determined by the Committee in the Grant Instrument, all restrictions imposed on Restricted Stock shall lapse upon the Grantee’s death.

Exhibit A - 6

(g) Deferral Elections by Grantees. The Committee may permit a Grantee to elect to defer the receipt of all or a percentage of the shares of Restricted Stock that would otherwise be transferred to the Grantee on the future vesting of such shares (the “Deferred Shares”). Such election shall be made on the form attached hereto as Exhibit “A” (the “Election Form”) and shall be filed with the Committee at any time on or before the December 31st of the year prior to the year in which such Grantee is scheduled to become vested in his or her Deferred Shares or such earlier date as may be required to comply with Section 409A of the Code, and the regulations and other guidance issued by the Secretary of the Treasury thereunder. All such deferral elections shall be subject to the following rules and procedures:

(i) Recordkeeping. The Committee shall establish and maintain an individual account in the name of each Grantee who files an Election Form and shall credit to such account cash dividends, if any, that are paid on the Deferred Shares after the restrictions on the Deferred Shares have lapsed. On the last day of each fiscal year of the Company, the Committee shall credit earnings to the balance of the Grantee’s account at a rate of interest as determined from time to time by the Committee in its sole discretion.

(ii) Distributions of Deferred Shares. The Committee shall distribute the Grantee’s Deferred Shares, and earnings thereon, in accordance with the Participant’s Election Form and the terms of the Plan. All distributions made by the Committee pursuant to elections made by the Grantee hereunder shall be subject to applicable federal, state and local tax withholding and to such other deductions as shall at the time of such payment be required under any income tax or other law, whether of the United States or any other jurisdiction, and, in the case of payments to a beneficiary, the delivery to the Committee of all necessary documentation as may be required by the Committee. Within two and one half months after receiving notice of a Grantee’s death or Qualified Disability, the Committee shall distribute any balance of the Grantee’s Deferred Shares, and earnings thereon, to the Grantee’s designated beneficiary, if living, or if such designated beneficiary is deceased or the Grantee fails to designate a beneficiary, to the Grantee’s estate. If the Grantee ceases to provide service to the Company for a reason other than the Grantee’s death or Qualified Disability, the Grantee’s Deferred Shares (to the extent vested) and earnings thereon shall be distributed to the Grantee in a lump sum at such time as elected by the Grantee in his or her Election Form which times shall be limited to the following events:

(A) a date specified in such election,

(B) the termination of a Grantee,

(C) an Unforeseeable Emergency of such Grantee; or

(D) a Change in Control.

The distribution provisions of a Grantee’s Election Form may be changed by the Grantee at any time provided the change is made at least twelve months prior to the date on which the Deferred Shares, and the earnings thereon, are distributable to the Grantee and provided further that any such change results in the earliest distribution of the Deferred Shares, and any earnings, occurring not earlier than five years following the original scheduled distribution date or otherwise complies with Section 409A of the Code, and the regulations and other guidance issued by the Secretary of the Treasury thereunder.

(iii) Rights to Deferred Shares and Earnings. A Grantee may not assign his or her claim to Deferred Shares, and the earnings thereon, during his or her lifetime, except in accordance with Section 10 of the Plan. A Grantee’s right to Deferred Shares and earnings thereon shall at all times constitute an unsecured promise of the Company to pay benefits as they come due. The right of the Grantee or his or her beneficiary to receive benefits hereunder shall be solely an unsecured claim against the general assets of the Company. Neither the Grantee nor his or her beneficiary shall have any claim against or rights in any specific assets or other fund of the Company.

(iv) Issuance of and Voting of Deferred Shares. In no event shall the Company issue certificates for Deferred Shares until such shares are distributed to the Grantee (or his or her designated beneficiary). In no event shall a Grantee have the right to vote Deferred Shares until such shares are distributed to the Grantee.

(h) Definitions. For purposes of this Section 6 and Section 7, the “Unforeseeable Emergency” of a Grantee shall mean a severe financial hardship to such Grantee resulting from: (i) an illness or accident of such Grantee, or the spouse or a dependent (as defined in Section 152(a) of the Code) of such Grantee, (ii) the loss of such Grantee’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of such Grantee. For purposes of this Section 6 and Section 7, “Qualified Disability” shall mean the Grantee is “disabled,” as such term is defined in Section 409A of the Code, and the regulations and other guidance issued by the Secretary of the Treasury thereunder. For purposes of this Section 6 and Section 7, “Change in Control” shall mean a change in control as defined as in Section 409A of the Code, and the regulations and other guidance issued by the Secretary of the Treasury thereunder.

Exhibit A- Page 7

7. Stock Appreciation Rights

(a) General Requirements. The Committee may grant SARs to an Employee, Non-Employee Director or Key Advisor separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the Grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be equal to the per share Exercise Price of the related Option or, if there is no related Option, the Fair Market Value of a share of Company Stock as of the date of Grant of the SAR.

(b) Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Grantee may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c) Exercisability. An SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason, and such acceleration need not be uniform as among any class or grouping of Grantees; provided however, that the terms regarding the issuance of payments pursuant to an SAR for cash shall not be amended, modified or terminated in any manner which permits the acceleration of the time or schedule of such issuance of cash. SARs may only be exercised while the Grantee is employed by, or providing service to, the Company or during the applicable period after termination of employment or service as described in Section 5(e) with respect to Options, and such exercise shall be under and subject to all of the limitations and termination and forfeiture provisions applicable to Options under Section 5(e), including without limitation forfeiture of any SARs and the release of any obligations of the Company to respond to the exercise of any SARs under the circumstances set forth in Section 5(e)(ii). A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d) Value of SARs and Time of Distribution. When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Company Stock or a combination thereof.

(e) Stock Appreciation Amount. The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in Subsection (a).

(f) Form of Payment. The Committee shall determine whether the appreciation in an SAR shall be paid in the form of cash, shares of Company Stock, or a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Company Stock are to be received upon exercise of an SAR, only whole shares of Company Stock (rounded down to the nearest whole share) shall be issued.

8. Restricted Stock Units.

The Committee is authorized to make Grants of Restricted Stock Units to any Employee, Non-Employee Director or Key Advisor selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the Committee shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Grant and may be determined at the election of the grantee; provided, that the terms and provisions of such Grant and such election, if any, comply with Section 409A of the Code, and the regulations and other guidance issued by the Secretary of the Treasury thereunder. On the maturity date, the Company shall transfer to the Grantee one unrestricted, fully transferable share of Company Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited.

Exhibit A-8

9. Withholding of Taxes

(a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. Notwithstanding the provisions of Section 9(b), the Company may at any time, from time to time, require that the Grantee or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants and may require such payment as a precondition for awarding or exercising such Grant, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

(b) Withhold Shares. Subject to any requirement imposed by the Committee pursuant to Section 9(a), unless a Grantee elects otherwise, a Grantee shall satisfy the Company’s income and employment tax withholding obligation with respect to an Option, SAR Restricted Stock or Restricted Stock Unit by having the Company withhold that number of shares having a Fair Market Value equal to the minimum amount required to be withheld based on the statutory withholding rates for federal and state tax purposes that apply to supplemental taxable income (“Net Withholding”). The Fair Market Value of the shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. Any election by a Grantee to satisfy tax withholding other than through Net Withholding must be in a form and manner prescribed by the Company and shall be subject to the prior approval of the Company.

10. Transferability of Grants

(a) Nontransferability of Grants. Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. A Grantee may not transfer those rights except by will or by the laws of descent and distribution or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order (as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder). When a Grantee or permitted transferee dies, the personal representative or other person entitled to succeed to the rights of the Grantee or permitted transferee (“Successor Grantee”) may exercise such rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer as a gift Nonqualified Stock Options to family members, one or more trusts for the benefit of family members, or one or more partnerships of which family members are the only partners, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

11. Shareholder Agreement

Prior to a Public Offering, the Committee shall, as a condition to any Grant, require that a Grantee become a party to a shareholder agreement with respect to any Grants and any Company Stock that may be obtained pursuant thereto. Such shareholder agreement shall contain the terms of any then existing shareholder agreement and/or any terms which the Committee deems appropriate.

12. Change of Control of the Company

As used herein, a “Change of Control” shall be deemed to have occurred if:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than persons who are shareholders of the Company on the date the Plan is adopted) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of all votes required to elect a majority of the Board, provided that a Change of Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a shareholder;

(b) The consummation by the Company of (i) a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes required to elect a majority of the board of directors of the surviving corporation or (ii) the consummation of an agreement (or agreements) providing for the sale or disposition by the Company of all or substantially all of the assets of the Company;

Exhibit A - Page 9

(c) The shareholders of the Company approve an agreement providing for a liquidation or dissolution of the Company; or

(d) After a Public Offering, any person has completed a tender offer or exchange offer for shares representing more than 50% of all votes required to elect a majority of the Board.

13. Consequences of a Change of Control

(a) Notice and Acceleration. Upon a Change of Control, unless the Committee determines otherwise, (i) the Company shall provide each Grantee with outstanding Grants written notice of such Change of Control, (ii) all outstanding Options and SARs shall automatically accelerate and become fully exercisable and (iii) the restrictions and conditions on all outstanding Restricted Stock and Restricted Stock Units shall immediately lapse.

(b) Assumption of Grants. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised, and all Restricted Stock Units that have not vested, shall be assumed by, or replaced with comparable options, rights and restricted stock units, respectively, by the surviving corporation.

(c) Other Alternatives. Notwithstanding the foregoing, subject to subsection (d) below, in the event of a Change of Control, the Committee may take one or both of the following actions: the Committee may (i) require that Grantees surrender their outstanding Options, SARs and Restricted Stock Units in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to (A) the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee’s unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable, or (B) the amount of the then Fair Market Value of the shares of Company Stock subject to the Grantee’s unvested Restricted Stock Units or (ii) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs, and any or all unvested Restricted Stock Units, at such time as the Committee deems appropriate. Such surrender or termination shall take place as of the date of the Change of Control or such other date as the Committee may specify.

(d) Committee. The Committee making the determinations under this Section 13 following a Change of Control must be comprised of the same members as those on the Committee immediately before the Change of Control. If the Committee members do not meet this requirement, the automatic provisions of subsections (a) and (b) shall apply, and the Committee shall not have discretion to vary them (except to the extent Grants are rescinded pursuant to subsection (e) below).

(e) Limitations. Notwithstanding anything in the Plan to the contrary, in the event of a Change of Control, (i) the Committee (including the Committee in place before a Change of Control and any Committee convened after a Change of Control) shall not have the right to take any actions described in the Plan (including without limitation actions described in Subsection (c) above) that would make the Change of Control ineligible for pooling of interests accounting treatment or that would make the Change of Control ineligible for desired tax treatment if, in the absence of such right, the Change of Control would qualify for such treatment and the Company (or, if applicable, the successor entity) intends to use such treatment with respect to the Change of Control, and (ii) without limiting the foregoing, in such event, the Committee may rescind any Grants (whether or not vested or exercisable) that would impair the use of pooling of interests accounting treatment, as determined by the Company’s certified public accountants.

14. Limitations on Issuance or Transfer of Shares

No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal and contractual restrictions applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of (i) any applicable law, regulation or official interpretation thereof, or (ii) the provisions of any stockholder agreement concerning Company Stock, and certificates representing such shares shall be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

Exhibit A - 10

15. Amendment and Termination of the Plan

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without shareholder approval if such approval is required in order for Incentive Stock Options granted or to be granted under the Plan to meet the requirements of Section 422 of the Code or if, after a Public Offering, such approval is required in order to exempt compensation under the Plan from the deduction limit under Section 162(m) of the Code.

(b) Termination of Plan. No additional Grants shall be made under the Plan after February 2, 20241 or such earlier date as may be determined by the Board. The Plan may be extended by the Board with the approval of the shareholders.

(c) Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 21(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 21(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan.

(d) Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

16. Savings Clause

(a) Notwithstanding anything to the contrary in the Plan or any Grant, if and to the extent the Committee shall determine that the terms of any Grant may result in the failure of such Grant to comply with the requirements of Section 409A of the Code, or any applicable regulations or guidance promulgated by the Secretary of the Treasury in connection therewith, the Committee shall have authority to take such action to amend, modify, cancel or terminate the Plan or any Grant as it deems necessary or advisable, including without limitation:

(i) amendment or modification of the Plan or any Grant to conform the Plan or such Grant to the requirements of Section 409A of the Code or any regulations or other guidance thereunder (including, without limitation, any amendment or modification of the terms of any Grant regarding vesting, exercise, or the timing or form of payment).

(ii) cancellation or termination of any unvested Grant, or portion thereof, without any payment to the Grantee holding such Grant.

(iii) cancellation or termination of any vested Grant, or portion thereof, with immediate payment to the Grantee holding such Grant of the amount otherwise payable upon the immediate exercise of any such Grant, or vested portion thereof, by such Grantee.

(b) Any such amendment, modification, cancellation, or termination of the Plan or any Grant may adversely affect the rights of a Grantee with respect to such Grant without the Grantee’s consent

17. Funding of the Plan

This Plan shall be unfunded and is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended. No provision contained herein shall be construed to require that (i) the Company be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan, or (ii) interest be paid or accrued on any Grant or on any subsequent distribution of Company Stock, payment of cash, release or lapse of any restrictions on Company Stock, or any other distribution or payment of property or cash pursuant to the exercise of any rights provided by any Grants.

[1]	Proposed Amendment. Current Plan Expires January 15, 2015.

Exhibit A - Page 11

18. Rights of Participants

Nothing in this Plan shall entitle any Employee, Key Advisor, Non-Employee Director or other person to any claim or right to be awarded a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

19. No Fractional Shares

No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be disregarded or otherwise eliminated.

20. Headings

Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

21. Effective Date of the Plan

(a) Effective Date. Subject to approval by the Company’s shareholders, the Plan was originally effective on June 24, 1998. Effective February 22, 2005, the Plan was extended until January 20, 2015. Effective February 3, 2014, subject to the approval of the shareholders, the Plan was amended and restated and extended until February 2, 2024.2

(b) Public Offering. The provisions of the Plan that refer to a Public Offering, or that refer to, or are applicable to persons subject to, Section 16 of the Exchange Act or Section 162(m) of the Code, shall be effective, if at all, upon the effective date of the initial registration of the Company Stock under Section 12(g) of the Exchange Act.

22. Miscellaneous

(a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees of the Company, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option, restricted stock or restricted stock unit grant made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute grants.

(b) Compliance with Law. The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. It is the intent of the Company that the Plan and applicable Grants under the Plan comply with the applicable provisions of Section 162(m) of the Code (after a Public Offering), Section 422 of the Code (with respect to Incentive Stock Options) and Section 409A of the Code (with respect to Grants subject to Section 409A of the Code). After a Public Offering it is the intent of the Company, with respect to persons subject to Section 16 of the Exchange Act, that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. To the extent that any legal requirement of Section 162(m), 409A or 422 of the Code or of Section 16 of the Exchange Act ceases to be required by law or that the restrictions thereof are liberalized, the Committee may provide, in its sole discretion, that Plan provisions and restrictions relating to such legal requirements shall cease to apply or be liberalized, as appropriate. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

[2]	Proposed Amendment. Current Plan Expires January 15, 2015.

Exhibit A - 12

(c) Communications Laws. Notwithstanding any other provision in the Plan to the contrary, if prior consent to the issuance or exercise of any Grant hereunder is required for any reason under the Communications Act of 1934, as amended, and/or the rules, regulations or policies of the Federal Communications Commission (the “FCC”) or any successor governmental agency (the “Communications Laws”) in effect at the time, whether as a consequence of the extent of the current and proposed holdings of the Grantee, the citizenship or legal qualifications of the Grantee or for any other reason under the Communications Laws, then no Grant shall be issued, become effective or be exercised without the Grantee first obtaining such prior written consent of the FCC or any successor governmental agency.

(d) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.

(e) One-time Option Exchange Program. The Company may affect a one-time option exchange program (the “Option Exchange Program”), to be commenced at the discretion of the Compensation Committee of the Board of Directors, pursuant to which the Company may offer such option holders under the Plan, as the Compensation Committee may determine, a one-time opportunity for such option holders to voluntarily exchange all of their outstanding stock options, with exercise prices equal to or greater than $40.00 per share, for a lesser number of shares of restricted Class A Common stock of the Company. The exchange ratio under the Option Exchange Program shall be at least fifteen-to-one (resulting in an exchange of at least fifteen (15) surrendered options for each share of restricted stock). All Options surrendered in connection with the Option Exchange Program (net of new shares of restricted stock issued in exchange for such options) shall not be available for issuance under the Plan. Subject to the foregoing, the Compensation Committee shall be permitted to determine additional restrictions or requirements relating to the Option Exchange Program.

(f) One-time Option Exchange Program. The Company may affect a one-time option exchange program (the “Option Exchange Program”), to be commenced at the discretion of the Compensation Committee of the Board of Directors, pursuant to which the Company may offer such option holders under the Plan, as the Compensation Committee may determine, a one-time opportunity for such option holders to voluntarily exchange all (but not less than all) of their outstanding stock options at a ratio of: (i) for options with a strike price of $30 per share or more—one (1) restricted stock unit for each 4.5 eligible options surrendered; and (ii) for options with a strike price of equal to or greater than $11.80 per share but less than $30 per share – one (1) restricted stock unit for each 2.25 eligible options surrendered. All Options surrendered in connection with the Option Exchange Program shall not be available for re-issuance under the Plan. All restricted stock units issued under this Option Exchange Program shall not count against the 3,000,000 share restricted stock sub-limit set forth in Section 3(a) of the Plan.

Exhibit A - Page 13

PROXY	PROXY

ENTERCOM COMMUNICATIONS CORP.

PROXY FOR CLASS A COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

MONDAY, MAY 5, 2014 AT 8:30 AM

The undersigned holder of Class A Common Stock, par value $0.01, of Entercom Communications Corp. (the “Company”) hereby appoints Stephen F. Fisher and Andrew P. Sutor, IV, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this proxy all Class A Common Stock of the Company that the undersigned shareholder would be entitled to vote if personally present at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Monday, May 5, 2014 at 8:30 a.m. local time, at 401 E. City Avenue, Suite 814, Bala Cynwyd PA 19004, and at any adjournments or postponements of the Annual Meeting. The undersigned shareholder hereby revokes any proxy or proxies heretofore executed for such matters.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING SHAREHOLDERS OF

ENTERCOM COMMUNICATIONS CORP.

May 5, 2014

CLASS A COMMON STOCK

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON

MAY 5, 2014. THE PROXY STATEMENT AND ANNUAL REPORT ARE

AVAILABLE AT www.entercom.com/investors.

SELECT “PROXY MATERIAL.”

Please sign, date and mail

your proxy card in the

envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A “FOR” VOTE WITH RESPECT TO PROPOSALS 1 through 5.

1 & 2. Election of Class A and Other Directors.

☐ FOR ALL NOMINEES	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ FOR ALL EXCEPT:

Class A Directors: ☐ David J. Berkman; ☐ Joel Hollander

Other Directors:    ☐ Joseph M. Field; ☐ David J. Field; ☐ Mark R. LaNeve; ☐ Robert S. Wiesenthal.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here ☒.

3	Approval of an amendment and restatement of the Entercom Equity Compensation Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Approval of the following advisory resolution regarding the Company’s Executive Compensation:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Ratification of the Selection of the Company’s independent registered public accounting firm for the year ending December 31, 2014.

☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The undersigned acknowledges access to the Notice of Annual Meeting of Shareholders and Proxy Statement in which Proposals 1—5 are fully explained.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned shareholder. If you provide a proxy without indicating how you wish to vote, all of your shares will be voted at the discretion of your proxies on any matter that may be properly brought before the Annual Meeting, except to the extent such discretionary voting is not permitted by any applicable rules or regulations. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

Signature of Shareholder	Date	Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

To change the address on your account, please check the box at right and indicate your new address in the address space above.	☐
Please note that changes to the registered name(s) on the account may not be submitted via this method.

PROXY	PROXY

ENTERCOM COMMUNICATIONS CORP.

PROXY FOR CLASS B COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

MONDAY, MAY 5, 2014 AT 8:30 AM

The undersigned holder of Class B Common Stock, par value $0.01, of Entercom Communications Corp. (the “Company”) hereby appoints Stephen F. Fisher and Andrew P. Sutor, IV, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this proxy all Class A Common Stock of the Company that the undersigned shareholder would be entitled to vote if personally present at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Monday, May 5, 2014 at 8:30 a.m. local time, at 401 E. City Avenue, Suite 814, Bala Cynwyd PA 19004, and at any adjournments or postponements of the Annual Meeting. The undersigned shareholder hereby revokes any proxy or proxies heretofore executed for such matters.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING SHAREHOLDERS OF

ENTERCOM COMMUNICATIONS CORP.

May 5, 2014

CLASS B COMMON STOCK

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON

MAY 5, 2014. THE PROXY STATEMENT AND ANNUAL REPORT ARE

AVAILABLE AT www.entercom.com/investors.

SELECT “PROXY MATERIAL.”

Please sign, date and mail

your proxy card in the

envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A “FOR” VOTE WITH RESPECT TO PROPOSALS 2 through 5.

2.	Election of Other Directors.

☐ FOR ALL NOMINEES	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ FOR ALL EXCEPT:

Other Directors: ☐ Joseph M. Field; ☐ David J. Field; ☐ Mark R. LaNeve; ☐ Robert S. Wiesenthal.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here ☒.

3	Approval of an amendment and restatement of the Entercom Equity Compensation Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Approval of the following advisory resolution regarding the Company’s Executive Compensation:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Ratification of the Selection of the Company’s independent registered public accounting firm for the year ending December 31, 2014.

☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement in which Proposals 2 - 5 are fully explained.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned shareholder. If you provide a proxy without indicating how you wish to vote, all of your shares will be voted at the discretion of your proxies on any matter that may be properly brought before the Annual Meeting, except to the extent such discretionary voting is not permitted by any applicable rules or regulations. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

Signature of Shareholder	Date	Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

To change the address on your account, please check the box at right and indicate your new address in the address space above.	☐
Please note that changes to the registered name(s) on the account may not be submitted via this method.

Important Notice of Availability of Proxy Materials for the Annual Meeting of Shareholders of

ENTERCOM COMMUNICATIONS CORP.

To Be Held On:

Monday, May 5, 2014 at 8:30 AM

401 E. City Avenue, Suite 814

Bala Cynwyd, PA 19004

COMPANY NUMBER

ACCOUNT NUMBER

CONTROL NUMBER

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before 4/25/14.

Please visit http://www.entercom.com/investors, where the following materials are available:

• Notice of Annual Meeting of Shareholders • Proxy Statement • Form of Proxy Card • Annual Report on Form 10-K

TO REQUEST MATERIAL:	TELEPHONE: 888-Proxy-NA (888-776-9962) and 718-921-8562 (for international callers) E-MAIL: info@amstock.com WEBSITE: http://www.amstock.com/proxyservices/requestmaterials.asp
TO VOTE:

ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.

IN PERSON: You may vote your shares in person by attending the Annual Meeting.

TELEPHONE: To vote by telephone, please visit https://secure.amstock.com/voteproxy/login2.asp to view the materials and to obtain the toll free number to call.

MAIL: You may request a card by following the instructions above.

1. & 2. Election of Class A and Other Directors:			3. Approval of an amendment and restatement of the Entercom Equity Compensation Plan.
NOMINEES:	David J. Berkman Joel Hollander Joseph M. Field David J. Field Mark R. LaNeve Robert S. Wiesenthal	(Class A) (Class A) (Other) (Other) (Other) (Other)

4. Approval of the following advisory resolution regarding the Company’s Executive Compensation: “RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

5. Ratification of the Selection of the Company’s independent registered public accounting firm for the year ending December 31, 2014.

6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please note that you cannot use this notice to vote by mail.